UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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NVR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NVR, INC.

11700 Plaza America Drive

Reston, VA 20190

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Tuesday, May 7, 2013

11:30 A.M. Eastern Time

NVR, Inc. will hold its Annual Meeting of Shareholders at 11:30 A.M. (Eastern Time) on Tuesday, May 7, 2013. We will hold the meeting at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190.

We are holding the meeting for the following purposes:

1.	To elect thirteen directors from the nominees named in the attached proxy statement;

2.	To ratify the appointment of the accounting firm of KPMG LLP as our independent auditor for the year ending December 31, 2013;

3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers; and

4.	To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The above items are fully described in the proxy statement, which is part of this notice. We have not received notice of any other matters that may properly be presented at the meeting.

Only shareholders of record at the close of business on March 8, 2013 will be entitled to vote at the meeting. Whether or not you plan to attend the meeting, you are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

James M. Sack
March 25, 2013	Secretary and General Counsel

NVR, INC.

11700 Plaza America Drive

Suite 500

Reston, VA 20190

PROXY STATEMENT

This Proxy Statement, proxy card and the Annual Report for the year ended December 31, 2012 are being mailed to our shareholders on or about March 25, 2013 in connection with the solicitation on behalf of the Board of Directors of NVR, Inc., a Virginia corporation, of proxies for use at our Annual Meeting of Shareholders. The Annual Meeting will be held on Tuesday, May 7, 2013, at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190, at 11:30 A.M., Eastern Time, and at any and all postponements and adjournments thereof. Shareholders should contact NVR’s Investor Relations Department at the same address to obtain directions to be able to attend the Annual Meeting in person.

We bear the cost of proxy solicitation, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. We may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile transmission, internet or personally. We have retained Georgeson Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of approximately $5,000 plus out-of-pocket expenses.

All voting rights are vested exclusively in the holders of our common stock, par value $.01 per share (the “Common Stock”). Only shareholders of record as of the close of business on March 8, 2013 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. Shareholders include holders (the “Participants”) owning stock in our Profit Sharing Trust Plan and Employee Stock Ownership Plan (together, the “Plans”).

The accompanying proxy card should be used to instruct the persons named as proxies to vote the shareholder’s shares in accordance with the shareholder’s directions. The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted:

•	FOR the election of the thirteen director nominees,

•	FOR the ratification of KPMG LLP as our Independent Auditor for 2013,

•	FOR the advisory vote on compensation paid to certain executive officers, and

•	in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.

With respect to the tabulation of proxies for the election of directors, the ratification of the appointment of KPMG LLP as our independent auditor and the advisory vote on compensation paid to certain executive officers, abstentions and broker non-votes are counted for the purpose of establishing a quorum, but are not counted in the number of votes cast and will have no effect on the result of the vote. In addition, under the current New York Stock Exchange (the “NYSE”) rules, most intermediaries that do not receive voting instructions from their customers who hold Common Stock may not vote the shares they hold on behalf of those customers on any of the proposals other than ratification of the appointment of KPMG LLP as our independent auditor. Accordingly, we strongly encourage all of our shareholders who hold shares of Common Stock in a brokerage account or through a bank, trust or other nominee, to provide voting instructions to their broker, bank, trustee or other nominee to assure that their shares are voted at the Annual Meeting.

Any shareholder may revoke his or her proxy at any time prior to its use by 1) providing our Secretary, at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, written notice of revocation, 2) duly executing a proxy bearing a later date than the date of the previously duly executed proxy, or 3) by attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not act to revoke a prior proxy). Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf. The trustee is required under the applicable trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants’ free exercise of their voting rights. Proxy cards representing shares held by Participants must be returned to the tabulator by May 2, 2013 using the enclosed return envelope and should not be returned to NVR. If shares are owned through the Plans and the Participant does not submit voting instructions by May 2, 2013, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from other Participants. Participants who wish to revoke a proxy card will need to contact the trustee and follow its instructions.

As of the Record Date, we had a total of 4,996,384 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under our Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis, including with respect to the voting for directors.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 7, 2013:

This Proxy Statement and our Annual Report for the year ended December 31, 2012 are available at www.edocumentview.com/nvr.

ELECTION OF DIRECTORS

(Proposal 1)

Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution. Our Board has currently set the size of the Board at thirteen members. The following persons have been nominated by the Board of Directors to be elected to hold office for a one-year term ending at the 2014 Annual Meeting and until their successors are duly elected and qualified:

Dwight C. Schar	Alfred E. Festa	William A. Moran
C. E. Andrews	Ed Grier	David A. Preiser
Robert C. Butler	Manuel H. Johnson	W. Grady Rosier
Timothy M. Donahue	Mel Martinez	Paul W. Whetsell
Thomas D. Eckert

All of the director nominees are current directors standing for re-election, except Mssrs. Grier and Martinez. Mr. Martinez was appointed as a director on December 1, 2012 and is standing for election by our shareholders for the first time. Mr. Grier has been nominated by the Board of Directors to be elected as a director at the 2013 Annual Meeting. Mr. Schar, NVR’s Chairman, recommended Mssrs. Grier and Martinez to the Nominating Committee for consideration as directors. Each nominee has consented to serve as one of our directors if elected. Our Board of Directors has affirmatively determined that each of the proposed nominees is independent, with the exception of Mssrs. Schar and Moran. Our Board does not contemplate that any of its proposed nominees listed above will be unwilling to serve or become unavailable for any reason, but if any such circumstance should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board of Directors. Detailed biographies of each of the director nominees may be found beginning on page 7.

Required Vote

Each director shall be elected by a majority of the votes cast in the election at the Annual Meeting, assuming that a quorum is present. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Unless marked otherwise, proxies received will be voted FOR the election of the thirteen nominees designated above. Shareholders may abstain from voting for any particular nominee by so indicating in the space provided on the attached proxy card. An abstention will not be counted as a vote cast “for” or “against” a director’s election.

Pursuant to our Corporate Governance Guidelines, the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. Under the Guidelines, the Board shall nominate for election or re-election as a director only candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election.

If a director fails to be re-elected by a majority of votes cast, the Nominating Committee shall promptly consider the resignation offer of any such director and recommend to the Board whether to accept the tendered resignation or reject it. The Board shall take action with respect to the Nominating Committee’s recommendation no later than 90 days following the submission of any such resignation offer.

Following the Board’s action regarding the Nominating Committee’s recommendation, the Company shall promptly file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) which shall detail the Board’s decision regarding a tendered resignation. This disclosure shall include an explanation of the process by which the Board’s decision was reached and the reasons for the Board’s decision.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.

The Board expects that any director who tenders his or her resignation pursuant to this policy will not participate in the Nominating Committee recommendation or Board action regarding whether to accept or reject the tendered resignation. If, however, a majority of the members of the Nominating Committee fails to receive the required number of votes for re-election in the election, the independent directors who did not fail to receive the required number of votes for re-election in the election shall form a committee amongst themselves for the purposes of evaluating the tendered resignations and recommending to the Board whether to accept or reject them.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL OF THE FOREGOING NOMINEES AS DIRECTORS OF NVR.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles and practices. Having and acting on that commitment is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our primary corporate governance documents, including our Corporate Governance Guidelines, Code of Ethics and all of our Board of Directors’ Committee Charters, are available to the public on our internet website at http://www.nvrinc.com.

Board Leadership Structure, Committee Composition and Role in Risk Oversight

Board Leadership Structure

Dwight C. Schar, our chairman and a non-management director, leads our Board, which meets at least quarterly. In addition, our Board has named an independent lead director to chair meetings of our independent directors. The independent directors of our Board meet as a group at least annually. Non-management directors meet as a group at least twice a year. Our independent lead director position rotates annually among the chairs of the Audit, Compensation, Corporate Governance and Nominating Committees. The independent lead director chairs any meetings held by the independent directors. Manuel H. Johnson, the Chairman of our Audit Committee, served as our independent lead director for calendar year 2012. Thomas D. Eckert, the Chairman of our Compensation Committee, assumed the independent lead director role for the 2013 calendar year. Our Board is comprised solely of non-management directors. Information regarding how to communicate with the lead director or the non-management or independent directors as a group is available on our website at http://www.nvrinc.com.

In June 2005, we separated the roles of the Chairman of the Board and the Chief Executive Officer. Mr. Schar continues to serve as the Chairman, and Paul C. Saville is currently the CEO. We separated the roles at that time because we believed it was a leading corporate governance best practice to reduce the concentration of power in one person and it allowed us to strengthen our senior management team as we positioned NVR for expected future growth. In addition, transferring the operational day to day management functions to Mr. Saville enabled Mr. Schar to spend more time developing long term strategies and recruiting new Board of Director candidates. Those same reasons hold true today. As a result, while the Board retains the discretion to combine the roles of Chairman and CEO at any time, we expect that the roles of Chairman and CEO will remain separated for the foreseeable future.

Board Committee Composition

Our Board has the following six committees: Audit, Compensation, Corporate Governance, Executive, Nominating, and Qualified Legal Compliance. Each committee, other than the Executive Committee, meets at least annually to review its charter. During 2012, the full Board of Directors met seven times, the Audit Committee met six times, the Compensation Committee met six times, the Nominating Committee met three times, the Corporate Governance Committee met three times and the Qualified Legal Compliance Committee met once. The Executive Committee did not meet during 2012. Our non-management directors met twice during 2012 in executive session without the presence of management, and the independent directors met once. Each of our Board members attended at least 75% of our Board meetings and their respective Committee meetings during 2012. Further, each of our Board members and each then-standing director attended the 2012 Annual Meeting of Shareholders. Our Board requires that our Board members attend each Board and Committee meeting in person. Our Board further requires that all current Board members and all nominees for election to our Board attend in person our annual meeting of shareholders, unless personal circumstances affecting such Board member or director nominee make such attendance impractical or inappropriate.

Board Role in Risk Oversight

Our Board provides oversight of our business risks and operational performance through regularly scheduled Board and Committee meetings, as well as through frequent and informal communications between management and the Board. Further, our Bylaws and each of the various Board Committee Charters (referenced above and discussed in detail below) provide additional detail regarding the areas, duties and functions for which the Board or a Board Committee provides specific oversight of specified areas of risk.

That oversight includes a variety of operational and regulatory matters, including: the approval of the annual business plan and the periodic review of our actual performance in comparison to the approved plan, approval of all short-term and long-term management incentive compensation plans, review and analysis of our operational and financial performance compared to our peer group, review of our five year business plan, review of management succession planning throughout our organization for key management positions, review of our response to new laws, rules or regulations to which we are subject, direct oversight of our internal audit function and our whistleblower hotline and many other items. Following is a discussion of how the Board oversees certain of our more significant business risks:

Land Acquisition:

We believe our continued success is contingent upon our ability to control an adequate supply of finished lots on which to build. We expend substantial monetary resources to place deposits under lot acquisition contracts, typically ranging up to 10% of the aggregate purchase price of the finished lots. The lot acquisition policy under which management operates is a Board-approved policy. The policy requires Board pre-approval of any lot acquisition contract that is above certain parameters set by the Board, measured by the aggregate size of the deposit or investment to be made. The policy also includes the parameters under which we can acquire zoned, unimproved raw land. Further, all related-party lot acquisition contracts require Board approval (see Transactions with Related Persons below).

Liquidity:

Being in a cyclical industry, it is imperative that we focus on our liquidity needs throughout the various stages of the cycle, while maintaining an efficient capital structure. The Board’s role in ensuring that management prudently manages our cash includes the following:

•

We invest our excess cash pursuant to a Board-approved policy that specifies the types of investments allowed. The primary objective of the policy is to minimize risk and to adequately provide for daily liquidity needs.

•	Stock repurchase programs and debt repurchases must be pre-approved by the Board.

•	All capital transactions for the issuance of debt or equity must be pre-approved by the Board.

•	The Board reviews our short-term and long-term cash needs in connection with its review of our one year and five year business plans.

Financial Reporting, Internal Control and Regulatory Matters:

Our Audit Committee takes a lead role in overseeing a number of risks that we face as enumerated within its Charter.

•

Our Internal Audit function performs a primary role in risk management. Our Vice President of Internal Audit and Corporate Governance reports directly to the Audit Committee, and the Audit Committee formally approves the annual internal audit budget and staffing.

•	Our annual internal audit plan is reviewed with and approved by the Audit Committee. It is prepared using a comprehensive risk-based approach.

•	On a quarterly basis, Internal Audit Senior Management and our external independent auditors each have a private session with the Audit Committee without the presence of Management.

•

Management reports to the Audit Committee the occurrence of any governmental regulatory reviews or audits conducted on any of our operations, including mortgage regulatory matters and SEC comment letters. The Audit Committee also obtains a report from Management at the conclusion of any such review.

•	Management reports to the Audit Committee any matter concerning a violation of our Code of Ethics or our Standards of Business Conduct.

Related Party Transactions:

Our Bylaws require that the disinterested, independent members of the Board approve any related party transaction. This has been a requirement since we incorporated in 1993.

Board Member Information

The following sets forth certain pertinent information with respect to our current directors, including the director nominees.

Name	Age	Year First Elected or Appointed/ Term Expires
Dwight C. Schar (3*)	71	1993/2013
C. E. Andrews (1) (5) (6)	61	2008/2013
Robert C. Butler (1) (5*) (6)	82	2002/2013
Timothy M. Donahue (3) (4)	64	2006/2013
Thomas D. Eckert (2*) (**)	65	2011/2013
Alfred E. Festa (1) (4) (6)	53	2008/2013
Ed Grier	58	N/A
Manuel H. Johnson (1*) (3) (6*)	64	1993/2013
Mel Martinez (4)	66	2012/2013
William A. Moran (3)	66	1993/2013
David A. Preiser (2) (4*)	55	1993/2013
W. Grady Rosier (2) (5)	64	2008/2013
John M. Toups (2) (5)	87	1993/2013
Paul W. Whetsell (2)	62	2007/2013

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Executive Committee
(4)	Member of Nominating Committee
(5)	Member of Corporate Governance Committee
(6)	Member of Qualified Legal Compliance Committee
(*)	Chairperson
(**)	Independent Lead Director

Dwight C. Schar has been Chairman of the Board since September 30, 1993. Effective February 4, 2009, Mr. Schar relinquished his executive officer title with NVR, but remains the Chairman of the Board. Mr. Schar also served as the President and Chief Executive Officer of NVR from September 30, 1993 through June 30, 2005. Within the last five years, Mr. Schar served as a director of Six Flags, Inc.

The Board believes that Mr. Schar is uniquely qualified to serve on the Board, based on his founding status with NVR, his approximately 40 years of homebuilding industry and real estate experience, his successful senior leadership experience from being a Chief Executive Officer of NVR and its predecessors, his experience on another public board, his brand marketing expertise and his expertise in managing a company within a cyclical industry.

C. E. Andrews has been a director since May 6, 2008. From June 2009 until February 2012, Mr. Andrews was the president of RSM McGladrey Business Services, Inc. Prior to that, Mr. Andrews served as the president of SLM Corporation (Sallie Mae). He joined Sallie Mae in 2003 as the executive vice president of accounting and risk management, and held the title of chief financial officer from 2006 to 2007. Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen. He served as managing partner for Arthur Andersen’s mid-Atlantic region, and was promoted to global managing partner for audit and advisory services in 2002. Mr. Andrews serves on the boards of WashingtonFirst Bankshares, Inc., Washington Mutual Investors Fund, Junior Achievement and Inova Health Foundation. He is also a member of the advisory board of the R.B. Pamplin College of Business and Accounting Department at Virginia Tech. Within the last five years, Mr. Andrews was also a member of the Board of Directors of U-Store-It Trust (now CubeSmart), where he was a member of the Audit Committee, and Six Flags, Inc., where he was the Chair of the Audit Committee.

The Board believes that Mr. Andrews is well qualified to serve on our Board based on the varied business experience that he obtained over his thirty year career in public accounting, his financial and accounting expertise, and his experience on other public boards.

Robert C. Butler has been a director since May 1, 2002. Prior to his retirement, Mr. Butler served as Senior Vice President and Chief Financial Officer of Celgene Corporation from 1996 through 1998. Previously, Mr. Butler served as Chief Financial Officer of International Paper Co. In addition, Mr. Butler was the Chairman of the Financial Accounting Standards Advisory Council from 1997 through 2001. Mr. Butler serves as President and on the Board of Trustees of COPE Center, Inc. and serves on the Board of Trustees of the Montclair Foundation, both being non-profit agencies in New Jersey. Mr. Butler also serves on the Finance Council for the Archdiocese of Newark and is Chairman of the Investment Committee. Within the past five years, Mr. Butler also served as a director of Studio One Networks, Inc. and Hanley and Associates, a privately held investor relations company.

The Board believes that Mr. Butler is highly qualified to serve on our Board due to the accounting and financial reporting expertise gained from his involvement with the Financial Accounting Standards Advisory Council, his financial expertise while operating as a chief financial officer of several large companies, his manufacturing experience, and his other board experience.

Timothy M. Donahue has been a director since January 1, 2006. Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006. He previously served as president and chief executive officer of Nextel Communications, Inc. He began his career with Nextel in January 1996 as president and chief operating officer. Before joining Nextel, Mr. Donahue served as northeast regional president for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as president for McCaw Cellular’s paging division in 1986 and was named McCaw’s president for the U.S. central region in 1989. He is also a director of Eastman Kodak, where he serves on the Corporate Responsibility and Governance Committee, Covidien Limited, where he serves as the lead director and a member of the Compensation and Human Resources Committee and the Nominating and Governance Committee, and The ADT Corporation, where he serves on the Compensation Committee. Within the past five years, Mr. Donahue also served as a director of Tyco International Ltd, which is the predecessor of ADT.

The Board considered Mr. Donahue’s senior leadership experience from being a Chief Executive Officer of a publicly-traded company, his operational expertise in providing global strategic vision to the overall operating entity, his experience serving on other public boards, and his brand marketing expertise in concluding that Mr. Donahue is highly qualified to serve as one of our directors.

Thomas D. Eckert has been a director since December 1, 2011. Mr. Eckert is Chairman of Capital Automotive Real Estate Services, Inc. (“Capital Automotive”). He was one of the founders of Capital Automotive in October 1997 and led its initial public offering in 1998. Capital Automotive went private in 2005. Mr. Eckert serves as a director of the Munder Funds, Dupont-Fabros Technologies, Inc., Chesapeake Lodging Trust and University of Virginia College Foundation Board. Mr. Eckert is a member of the Audit Committees of Dupont Fabros-Technologies, Inc. and Chesapeake Lodging Trust where he serves as the Chairman of the Audit Committee. Mr. Eckert is Chairman of the Board of the Munder Funds and a member of the Compensation Committee of Chesapeake Lodging Trust.

The Board believes that Mr. Eckert is highly qualified to serve as one of our directors because of his senior leadership experience from being a founder of Capital Automotive, his public board experience, and his operational expertise of being responsible for setting global strategic vision for an entire organization.

Alfred E. Festa has been a director since December 1, 2008. Mr. Festa is Chairman and Chief Executive Officer of W. R. Grace & Co (“Grace”). He joined Grace as president and chief operating officer in November 2003, assumed the CEO role in June 2005, and became Chairman of the Board of Grace on January 1, 2008. From November 2002 until November 2003, Mr. Festa was a partner in Morgenthaler Private Equity Partners (“Morgenthaler”), a venture/buyout firm focused on mid-market industrial build-ups. Mr. Festa serves as a director of the American Chemistry Council and the National Association of Manufacturers.

The Board believes that Mr. Festa is well-suited to serve on our Board based on his experience of managing Grace during different business cycles, his senior leadership experience as a Chief Executive Officer of a publicly-traded company and his role setting global strategic vision for the entire organization, his business development and mergers and acquisitions experience from his work at Morgenthaler, and his experience serving on another public board.

Ed Grier is being nominated for his first term as a director with NVR. Mr. Grier has been the Dean of the Virginia Commonwealth University (“VCU”) School of Business since March 2010. Prior to joining VCU, Mr. Grier spent approximately 29 years with the Walt Disney Company beginning in 1981. He served as the President of the Disneyland Resort from 2006 until 2010. Mr. Grier held various senior financial and operational roles during his career with Disney. Mr. Grier also serves on the boards of the following non-profit entities: Colonial Williamsburg, Virginia Bio Tech Research Park, Brandman University and The Richmond Forum.

The Board believes that Mr. Grier is well-qualified to serve on our Board based on his operational expertise from operating a multi-billion dollar operation for Disney, his brand marketing expertise obtained while managing one of the world’s most recognized brands and his financial expertise.

Manuel H. Johnson has been a director since September 30, 1993. Dr. Johnson has been co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy-consulting firm, since 1990. From August 1, 1997 until December 2003, Dr. Johnson was the chairman of the Board of Trustees and president of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board. Also during 1997, Dr. Johnson was named a member of the Independence Standards Board (which was dissolved on July 31, 2001), formed jointly by the SEC and the American Institute of Certified Public Accountants. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations. Dr. Johnson is a director of Morgan Stanley Funds. Additionally, he is a director with the following non-profit and educational institutions: National Sporting Library and Museum, Upperville Colt and Horse Show, Troy University Foundation and Mercatus Center at George Mason University. Within the last five years, Mr. Johnson was also a member of the Board of Directors of Greenwich Capital Markets, Inc. and Evergreen Energy, Inc.

The Board believes that Mr. Johnson is well-qualified to serve on our board based on his financial and macroeconomic expertise, his knowledge of governmental and financial regulatory matters, his ability to access multiple high level information channels in the public and private sectors, his public board experience, and his lengthy experience as one of our directors.

Mel Martinez was appointed to our Board effective December 1, 2012. Mr. Martinez has been Chairman of the South East and Latin America for JPMorgan Chase & Co. since August 2010. Prior to joining JPMorgan, Mr. Martinez was a partner in the law firm DLA Piper from September 2009 to July 2010. Mr. Martinez served as a United States Senator from Florida from January 2005 to September 2009. Prior to his election, Mr. Martinez served as the Secretary of the United States Department of

Housing and Urban Development (“HUD”) from January 2001 to January 2004. Mr. Martinez is also a director of Marriott Vacations Worldwide Corporation and Habitat for Humanity International. Within the past five years, Mr. Martinez was a director of Progress Energy, Inc.

The Board believes that Mr. Martinez is well qualified to serve as one of our directors based upon his government and housing regulatory matters experience in connection with his service as Secretary of HUD, his ability to access high level information channels in the public sector and his public board experience.

William A. Moran has been a director since September 30, 1993. Mr. Moran has been the chairman of Elm Street Development, Inc. (“Elm Street”) since 1996. Until January 1, 2010, Mr. Moran was a director of Craftmark, Inc., a homebuilder in Virginia, Maryland, Pennsylvania and Delaware and Craftstar, Inc., which develops, invests in and periodically sells apartments, condominiums, single family homes and townhomes in Virginia and Maryland. Mr. Moran is also a director of ESD, Inc.

The Board considered Mr. Moran’s lengthy homebuilding, real estate and land development experience, his senior leadership experience from being a Chief Executive Officer, his operational expertise and his expertise in managing a company within a cyclical industry in concluding that Mr. Moran is highly qualified to serve as one of our directors.

David A. Preiser has been a director since September 30, 1993. Mr. Preiser has been a senior managing director and a member of the Board of Directors of the investment banking firm of Houlihan Lokey since 2001. Prior to that date, Mr. Preiser was a managing director of Houlihan Lokey. Since January 1, 2005, Mr. Preiser has served as Chairman of Houlihan Lokey– Europe, pursuant to which he leads Houlihan Lokey’s European investment banking activities, with a particular focus on Houlihan Lokey’s European restructuring business. Mr. Preiser is also active in Houlihan Lokey’s restructuring activities in the United States. From 1990, Mr. Preiser had been active in coordinating Houlihan Lokey’s real estate and financial restructuring activities as a senior managing director. Mr. Preiser is also a director of Ronald McDonald House of NY. Within the last five years, Mr. Preiser was also a member of the Board of Directors of Jos. A. Bank Clothiers, Inc.; Akrion, Inc.; Tremesis Energy Investment Company; Collective Licensing International, LLC; and AIT Holding Company, LLC.

The Board believes that Mr. Preiser is well-suited to serve as one of our directors based on his expertise of managing workouts of distressed companies, his senior leadership experience of setting global strategic vision for an organization, his financial expertise from working in the investment banking field, his knowledge of capital markets, his business development and mergers and acquisitions experience, his experience sitting on other public boards, and his lengthy experience as one of our directors during different points in our business cycle.

W. Grady Rosier has been a director since December 1, 2008. Mr. Rosier has been the president and CEO of McLane Company, Inc. (“McLane”), a supply chain services company, since 1995. Prior to that date, Mr. Rosier has held various senior management roles since joining McLane in 1984. Mr. Rosier serves as a director of NuStar Energy L.P. Within the last five years, Mr. Rosier was also a director of Tandy Brands Accessories, Inc. and Evergreen Energy, Inc.

The Board believes that Mr. Rosier is highly qualified to serve as one of our directors because of his senior leadership experience from being a Chief Executive Officer, his other public board experience, and his operational expertise of being responsible for setting global strategic vision for an entire organization.

John M. Toups has been a director since September 30, 1993. Mr. Toups term as a director expires at the 2013 Annual Meeting and he is not standing for reelection.

Paul W. Whetsell has been a director since March 1, 2007. Mr. Whetsell has been the President and CEO of Loews Hotels Holding Corporation since January 2012. From 2006 until January 2012, Mr. Whetsell was the president and chief executive officer of Capstar Hotel Company. From August 1998 until May 2006, Mr. Whetsell served as the chairman and chief executive officer of Meristar Hospitality Corporation, and as the Chairman of Interstate Hotels and Resorts, Inc. (“Interstate”) from August 1998 until March 2009. From August 1998 until October 2003, he also served as the chief executive officer of Interstate and its predecessor. He also serves on the Board of CMR Associates and the Cystic Fibrosis Foundation. In the past five years, Mr. Whetsell was also a director of Virgin Hotels North America, LLC.

The Board considered Mr. Whetsell’s senior leadership experience from being a chief executive officer of a publicly-traded company, his public board service experience, his operational expertise, his real estate experience, and his brand marketing expertise in concluding that Mr. Whetsell is highly qualified to serve as one of our directors.

Board Independence

Our Board has established Director independence standards to assist us in determining director independence, the standards of which meet the independence requirements of the NYSE corporate governance listing standards (our common stock is listed on the NYSE). Our independence standards are included within our Corporate Governance Guidelines, which are available on our website at http://www.nvrinc.com. Our Board considers all relevant facts and circumstances in making an independence determination. As required by the rules of the NYSE, for a director to be considered “independent” under our independence standards, our Board must affirmatively determine that the director has no material relationship with us (other than as a director) directly or indirectly.

Our Board has affirmatively determined that Mssrs. Andrews, Butler, Donahue, Eckert, Festa, Grier, Johnson, Martinez, Preiser, Rosier, Toups, and Whetsell are independent pursuant to our independence standards. Mr. Schar, our former Executive Chairman, and Mr. Moran, who controls a company from which we acquire a small portion of our finished lots upon which to build our homes, have been determined by our Board not to be “independent.”

When our Board analyzed the independence of its members, it considered the following transactions that it deemed immaterial to the independence of the director involved based on the amounts involved and the ordinary course business nature of the transactions:

•

Mr. Toups is a director of Dewberry & Davis (“Dewberry”), a privately held professional services firm that provides engineering, surveying and environmental sciences services. The independent, disinterested members of our Board have authorized us to obtain services in the ordinary course of business from Dewberry, the services of which included engineering and surveying of certain finished lots upon which we build our homes. In 2012, we obtained such services from Dewberry. The Board concluded that NVR’s relationship with Dewberry does not affect the independence of Mr. Toups because his position as a director of Dewberry does not enable him to derive any benefit from the relationship. In addition, all transactions were in the ordinary course of business and conducted at arms-length.

•

Mr. Donahue is a director of The ADT Corporation (“ADT”), a publicly traded home security company. The independent, disinterested members of our Board have authorized us to obtain services in the ordinary course of business from ADT’s predecessor, Tyco International Ltd., for model home security monitoring systems as well as built-in security and fire protection systems within homes sold to customers. In 2012, we obtained such services from ADT. The Board concluded that NVR’s relationship with ADT does not affect the independence of Mr. Donahue because his position as a director of ADT does not enable him to derive any benefit from the relationship. In addition, all transactions were in the ordinary course of business and conducted at arms-length.

•

Mr. Martinez is an employee of JPMorgan Chase & Co. (“JPMorgan”), a publicly traded financial institution. The independent, disinterested members of our Board authorized us to obtain services in the ordinary course of business from JPMorgan. NVR’s mortgage subsidiary, NVR Mortgage Finance, Inc., sells mortgages it originates to JPMorgan in the ordinary course of business. In addition, NVR obtains banking services from JPMorgan in the ordinary course of business. The Board concluded that NVR’s relationship with JPMorgan does not affect the independence of Mr. Martinez because his position as an employee of JPMorgan does not enable him to derive any benefit from the relationship. In addition, all transactions were in the ordinary course of business and conducted at arms-length.

Board Committees

Audit Committee

We have a separately designated standing Audit Committee comprised of four members, each of whom satisfies the independence standards specified above and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“1934 Act”). All current members of our Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Our Board has determined that Manuel H. Johnson, our current Audit Committee Chairman, qualifies as an audit committee financial expert as defined within Item 407(d)(5) of Regulation S-K under the 1934 Act. This designation does not impose on Mr. Johnson any duties, obligations or liability that are any greater than are generally imposed on him as a member of our Audit Committee and our Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or our Board.

Our Audit Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com. As enumerated in the Charter, our Audit Committee was established to assist our Board’s oversight of (1) the integrity of our accounting and financial reporting processes; (2) our compliance with legal and regulatory requirements; (3) our independent external auditor’s qualifications and independence; and (4) the performance of our internal audit function and of our independent external auditors. Among other things, our Audit Committee prepares the Audit Committee Report for inclusion in our proxy statement; annually reviews our Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent external auditors; maintains written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters; reviews substantiated complaints received from internal and external sources regarding accounting, internal accounting controls or auditing matters; oversees our internal audit department, and reviews reports from management regarding significant accounting, internal accounting controls, auditing, legal and regulatory matters. Our Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors, as our Audit Committee deems necessary to carry out its duties.

Compensation Committee

We have a separately designated standing Compensation Committee comprised of five members, each of whom satisfies our independence standards specified above. Our Compensation Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com.

Description of Duties

Among other things, our Compensation Committee (1) reviews and determines all compensation of our CEO and, based in part on the recommendation of the CEO, of all of our other executive officers; (2) periodically reviews and makes recommendations to the Board with respect to the compensation of our directors; (3) administers and interprets incentive compensation and equity plans for our employees (except as otherwise described below); (4) assists in preparing the Compensation Discussion and Analysis and prepares our Compensation Committee Report for inclusion in our annual meeting proxy statement in accordance with applicable rules and regulations of the SEC; (5) makes recommendations to our Board about succession planning for our CEO, and in conjunction with the CEO, also considers succession planning for other of our key positions; (6) reviews and approves any employment agreements, or amendments thereto, with our CEO and other applicable executive officers; and (7) annually reviews our Compensation Committee Charter and the Compensation Committee’s performance.

The Compensation Committee charter provides that the Committee may delegate its authority to one or more members of the Committee. Any person to whom authority is delegated must report any actions taken by him or her to the full Committee at its next regularly scheduled meeting. During 2012, the Compensation Committee did not delegate any of its authority to any individual member(s) of the Committee.

The Compensation Committee’s charter also provides that the Compensation Committee may delegate to a senior executive officer of NVR the authority to grant equity awards to non-executive employees, within limits prescribed by the full Board of Directors. Any equity awards granted by a senior executive officer pursuant to delegated authority must be reported to the Compensation Committee at its next regularly scheduled meeting. Our Compensation Committee, by resolution, delegated authority to Mr. Saville, acting jointly with the Senior Vice President of Human Resources, to grant equity awards to new and existing employees below the executive officer rank during 2012. The Senior Vice President of Human Resources is required to report any equity awards granted pursuant to this delegated authority to the Compensation Committee at their next scheduled meeting after the delegated authority is exercised.

For a discussion of the role of Mr. Saville in recommending the amount or form of compensation paid to our named executive officers during 2012, see the Compensation Discussion and Analysis below.

Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority and the entitlement to funding to obtain advice and assistance from compensation consultants, as well as internal or outside legal, accounting or other expert advisors, that it determines to be necessary to carry out its duties. Periodically the Compensation Committee engages a compensation consultant to provide advice regarding executive officer compensation on an as needed basis. In 2012, the Compensation Committee engaged Aon Hewitt to assist us in reviewing our long-term incentive plan, which included an analysis of the annual salary, annual incentive opportunity and long-term incentive compensation plan available to our named executive officers as compared to our peer group. The Compensation Committee has analyzed the independence of Aon Hewitt and determined that its work did not present any conflict of interest.

Compensation Committee Interlocks and Insider Participation

During 2012, our Compensation Committee was comprised of Mr. Toups, Mr. Donahue, Mr. Johnson, Mr. Preiser, Mr. Rosier and Mr. Whetsell, all of who are independent directors. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee; accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2012.

Nominating Committee

We have a separately designated standing Nominating Committee comprised of four members, each of whom satisfies our independence standards specified above. The Nominating Committee operates pursuant to a charter adopted by the Board that is available at http://www.nvrinc.com.

Among other things, the Nominating Committee (1) identifies individuals qualified to become Board members; (2) recommends that our Board select the director nominees for the next annual meeting of shareholders; (3) recommends to our Board names of individuals to fill any vacancies on our Board that arise between annual meetings of shareholders; (4) considers from time to time our Board committee structure and makeup; and (5) annually reviews our Nominating Committee Charter and the Nominating Committee’s performance. Our Nominating Committee also has the sole authority and appropriate funding to obtain advice and assistance from executive search firms, and internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.

Attached as Appendix A are our Policies and Procedures for the Consideration of Board of Directors Candidates, including nominations submitted by our security holders. This material is also available at http://www.nvrinc.com. These policies and procedures include minimum qualifications for director nominees and the process for identifying and evaluating director nominees. Our Nominating Committee has a stated goal of identifying well-qualified director candidates that would enhance the Board’s diversity. In searching for potential director candidates, the Nominating Committee first seeks the most qualified candidates with a record of success. The Committee also searches for candidates that promote diversity of views, backgrounds, experience and skills to the Board.

Corporate Governance Committee

We have a separately designated standing Corporate Governance Committee comprised of four members, each of whom satisfies our independence standards specified above. The Corporate Governance Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com. Our Corporate Governance Guidelines are also available at http://www.nvrinc.com.

Among other things, the Corporate Governance Committee (1) develops and recommends to our Board a set of corporate governance principles; (2) annually reviews and assesses the adequacy of our Corporate Governance Guidelines, including ensuring that they reflect best practices where appropriate; (3) manages the Board’s annual self-evaluation process; and (4) annually reviews our Corporate Governance Committee Charter and the Corporate Governance Committee’s performance. Our Corporate Governance Committee must obtain Board approval for funding to obtain advice and assistance from internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.

Qualified Legal Compliance Committee

Our Qualified Legal Compliance Committee (“QLCC”) is a separately designated standing committee, currently consisting of all of the members of our Audit Committee. It was established to assist our Board in fulfilling its responsibilities relating to oversight of legal compliance by our employees and us and to meet the requirements for a qualified legal compliance committee under Part 205 of the rules of the SEC (the “Part 205 Rules”). The composition of the QLCC is intended to comply with all independence requirements under the Part 205 Rules. Our QLCC operates pursuant to a charter adopted by our Board and is available at http://www.nvrinc.com. Our QLCC annually reviews the QLCC Charter and the QLCC’s performance.

Our QLCC has adopted written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation of securities laws or material breach of fiduciary duty or similar material violation by us, or our directors, officers, employees or agents (“Material Violation”) under the Part 205 Rules, and has the authority and responsibility (1) to inform our chief legal officer (“CLO”), CEO and chief financial officer (“CFO”) of any report of evidence of a Material Violation; (2) to determine whether an investigation is necessary regarding any report of evidence of a Material Violation and; (3) if our QLCC determines an investigation is necessary or appropriate, initiate such investigation; (4) to obtain a written report from our CLO or outside counsel conducting any such investigation at the investigation’s conclusion; (5) to recommend, by majority vote, that we implement an appropriate response to evidence of a Material Violation and inform our Board, CEO, CLO and CFO of the results of any such investigation and the appropriate remedial measures to be adopted; and (6) acting by majority vote, to take all other appropriate action, including the authority to notify the SEC in the event that we fail in any material respect to implement an appropriate response that our QLCC has recommended. Our QLCC has the authority and available funding to engage any independent legal counsel, accounting or other expert advisors as our QLCC deems necessary to carry out its duties.

Executive Committee

Our Executive Committee was established pursuant to our Bylaws to have such powers, authority and responsibilities as may be determined by a majority of our Board of Directors. Our Executive Committee has never met, nor has our Board ever delegated any powers, authority or responsibilities to the Executive Committee. Our Board of Directors intends to continue the practice of considering corporate matters outside the scope of our other existing Board committees at the full Board level.

Communications with the Board of Directors

Our Policies and Procedures Regarding Communications with the NVR, Inc. Board of Directors, the independent lead director and the non-management directors as a group are available at http://www.nvrinc.com.

Transactions with Related Persons

During the year ended December 31, 2012, we entered into new forward lot purchase agreements to purchase finished building lots for a total purchase price of approximately $49,000,000 with Elm Street Development, Inc. (“Elm Street”), which is controlled by one of our directors, Mr. Moran. The independent members of our Board approved these transactions. During 2012, NVR also purchased 375 developed lots at market prices from Elm Street for approximately $54,552,000 and forfeited a $55,000 deposit to terminate a lot purchase agreement. We also continue to control a parcel of raw land expected to yield at least 1,500 finished lots through a joint venture entered into with Elm Street during 2009. We did not make any additional capital contributions in addition to the $8,450,000 invested through 2011 in the aforementioned joint venture. Finally, during 2012 we paid Elm Street approximately $143,000 to manage the development of a parcel of zoned, unimproved raw land that we purchased from Elm Street in 2010.

Procedures for Approval of Related Person Transactions

All related person transactions must be considered, reviewed and approved or ratified by the disinterested, independent directors of our Board, regardless of the type of transaction or amount involved. This requirement is contained within various written documents, including Section 7.05 of our Bylaws (available on our website at http://www.nvrinc.com), Sections 1 and 4 of our Code of Ethics (available on our website at http://www.nvrinc.com), and our internal Standards of Business Conduct, Human Resource and Financial Policies and Procedures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as to the beneficial ownership of Common Stock by each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated, and each director, director nominee and executive officer and by all directors and executive officers as a group as of March 8, 2013. Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

Certain Beneficial Owners

Name and Address of Holder	Number of Shares		Percent of Class
BlackRock Inc.	494,117	(1)	9.9%
40 East 52nd Street
New York, NY 10022
Pennant Capital Management, L.L.C.	259,302	(2)	5.2%
One DeForest Avenue, Suite 200
Summit, NJ 07901

(1)	As reported within a Schedule 13G filed February 11, 2013, the entity has sole power to vote or direct the vote and the sole power to dispose or direct the disposition of all of the shares reported.
(2)	As reported within a Schedule 13G filed February 14, 2013, the entity has shared power to vote or direct the vote and shared power to dispose or direct the disposition of all of the shares reported.

Directors and Management

Name	Number of Shares		Percent of Class
Dwight C. Schar	67,841		1.4%
C. E. Andrews	2,012	(1)	*
Robert C. Butler	1,372	(2)	*
Timothy M. Donahue	2,350	(3)	*
Thomas D. Eckert	200		*
Alfred E. Festa	2,240	(4)	*
Ed Grier	—		*
Manuel H. Johnson	2,415	(5)	*
Mel Martinez	—		*
William A. Moran	29,240	(6)	*
David A. Preiser	2,000	(3)	*
W. Grady Rosier	2,216		*
John M. Toups	9,359	(7)	*
Paul W. Whetsell	2,250	(3)	*
Paul C. Saville	162,793	(8)	3.2%
Daniel D. Malzahn	9,189	(9)	*
Robert W. Henley	9,364	(10)	*
Eugene J. Bredow	2,826	(11)	*
All directors, director nominees and executive officers as a group (18 persons)	307,667		6.1%

*	Less than 1%.
(1)	Includes 1,047 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan.
(2)	Includes 434 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan and 150 shares held in a Charitable Remainder Trust.
(3)	Includes 1,302 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan.
(4)	Includes 1,592 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan.

(5)	Includes 1,302 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan and 65 shares owned by his son.
(6)	Includes 434 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan and 5,107 shares held in trusts for the benefit of his adult children.
(7)	Includes 1,302 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan, 43 shares owned by his wife and 4,400 shares held in a family trust for the benefit of his adult children.
(8)	Includes 25,000 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 3,199 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 4,455 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan and 105,883 vested shares held in a Deferred Compensation Rabbi Trust. Excludes 777 shares held in a Deferred Compensation Plan which are not distributable until six months subsequent to separation of service.
(9)	Includes 5,000 vested options under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 977 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 350 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.
(10)	Includes 6,000 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 1,092 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 248 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.
(11)	Includes 667 vested options issued under the NVR, Inc. 1998 Management Long Term Stock Option Plan, 1,275 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan and 105 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the national securities exchange upon which our shares are publicly traded. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all such forms filed. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2012 and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO

BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND

EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE

SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY

DOCUMENT SO FILED.

REPORT OF THE AUDIT COMMITTEE

NVR’s Audit Committee is solely comprised of independent directors as defined by our independence standards (see above) and in the applicable SEC rules, and operates pursuant to a charter adopted by our Board, which is available at http://www.nvrinc.com.

Our management has primary responsibility for preparing our financial statements and establishing financial reporting systems and internal controls. Management also has the responsibility of reporting on the effectiveness of our internal controls over financial reporting. Our independent external auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of our internal control over financial reporting. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting with management, and reviewed and discussed KPMG LLP’s audit opinions with KPMG LLP;

2.	The Audit Committee has discussed with KPMG LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”);

3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence; and

4.	Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

The undersigned, constituting all of the members of the Audit Committee, have submitted this report to the Board of Directors.

Manuel H. Johnson (Chairman), C.E. Andrews, Robert C. Butler and Alfred E. Festa

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following are highlights of the compensation actions taken during 2012 relative to our named executive officers:

Equity compensation

•

Except for grants related to promotions, we did not issue any equity awards to our named executive officers in 2012. This is consistent with our practice of not issuing annual equity awards. The last award issued to our named executive officers under our on-going long term incentive plan was on May 11, 2010, with vesting dates of December 31, 2011, 2012, 2013 and 2014.

•	We did not change our philosophy of placing the majority of the named executive officers’ total compensation at risk in the form of equity.

•

We maintained our Common Stock ownership requirements for our named executive officers, under which they must acquire and hold Common Stock with a total fair market value ranging from four to eight times their annual base salaries, depending on position.

Cash compensation

•	We maintained target total annual cash compensation below the 50th percentile relative to comparable positions in other publicly traded companies within our industry.

•	We froze our CEO’s salary at its 2006 level for the sixth consecutive year and froze our CFO’s salary at its 2008 level for the fourth consecutive year.

•	The annual incentive for all named executive officers is capped at 100% of base salary.

Say on Pay

•	In 2012, approximately 87% of the shares voted were cast in favor of the compensation of our named executive officers.

•	Since that vote, we have continued discussions with our shareholders regarding our compensation philosophies and practices.

•

We believe this input will be helpful to our Compensation Committee and Board and we will carefully consider the feedback received in the development of future long-term incentive programs for our named executive officers and senior management team.

Overview

Since the beginning of 2006, the U.S. economy has experienced the most severe housing downturn since the Great Depression of the 1930’s. Amid that crisis the homebuilding industry has endured a prolonged downturn which has seen record levels of home price declines, depressed levels of housing demand and high levels of mortgage delinquency and foreclosure activity. During 2012, the homebuilding market experienced some stabilization and improving sales trends. These favorable market conditions are driven by improved housing affordability resulting from historically low mortgage interest rates and rising costs in the rental market. Despite these improvements, the housing market continues to face challenges from a tight mortgage lending environment, consumer confidence issues and uncertainty as to the long-term sustainability of the economic recovery, which to this point has been uneven.

Our business philosophy and mission has been to develop and hone a business model to maximize shareholder value in a cyclical industry. Our business model and strategic approach, even before the beginning of the downturn, was to deliver industry leading (among the publicly traded homebuilding peer group) rates of return on capital, return on equity and growth in earnings per share. Since the downturn began, we are the only homebuilder in that group that has not experienced a loss year in any of the last seven years, and have led the group in total shareholder return and cumulative net income over that seven-year period (see the following charts).

We believe these results are because of: 1) our macro view that housing is a cyclical industry and we have developed the appropriate business model and strategies to be successful in that environment; and 2) our highly skilled and motivated management team that has remained extremely disciplined in executing our significantly different business model. We believe our performance is clearly differentiated principally on these two points, as there was not another management team in the industry who has successfully navigated through these difficult times as well as NVR. Additionally, several key aspects of our strategy that are well engrained in our corporate culture are: 1) a strong alignment between management incentives (at all levels, not just named executive officers) and long term shareholder returns; 2) stability and long term retention of our management team; 3) generation of cash flow; and 4) a comprehensive understanding of our fiduciary duties as managers of a public company. We believe that we have been successful in retaining our management team through the use of our long term incentive program, which, in turn, has led to our long term success.

During the recent downturn in the industry, we have not just outperformed our industry peers; as noted earlier, we were the only publicly traded homebuilder to remain profitable in each of the last seven years (with only one loss quarter during that time). While we consider our performance a success, we recognize it was diminished from the strong performance of the peak years in the industry (pre-2006).

Our compensation philosophy has matched our business philosophy in its focus on taking a long-term view and focusing on delivering performance. Therefore, as we managed through this difficult environment, we:

•

did not follow others in our industry that changed their compensation plans by issuing discretionary bonuses or changing the criteria on which incentive programs are based to compensate our named executive officers for diminished performance. Instead, our executive compensation actions reflected our need to remain focused on maintaining fiscal discipline, and included freezing management salaries, limiting annual bonus awards, and, consistently throughout the entirety of the cycle, maintaining strong linkage between long term shareholder value creation and management compensation. The limits placed on our named executive officers’ cash compensation during this period have been consistent with the cost saving measures taken across the business during this downturn.

•	made periodic grants of equity with longer than market competitive vesting in order to encourage a long-term shareholder focused orientation and to better retain our key leaders and managers.

The following table illustrates the limits placed on our named executive officer cash compensation during the last five years (bonus earned is expressed as a percentage of base salary, because as noted below, we cap the annual cash bonus opportunity of our named executive officers at 100% of base salary).

Base Salary Increases and Bonus Percent Earned

Name	2008	2009	2010	2011	2012
Paul C. Saville (CEO)
Base salary increase	0%	0%	0%	0%	0%
Bonus earned	0%	50%	60.2%	0%	100%

Dennis M. Seremet (CFO)
Base salary increase	10.5%	0%	0%	0%	0%
Bonus earned	0%	50%	60.2%	0%	100%

Robert W. Henley (NVRM President)
Base salary increase	17.7%	0%	5.0%	3.9%	(1)
Bonus earned	0%	50%	60.2%	5.8%	100%

Eugene J. Bredow (VP and Controller)
Base salary increase	N/A	N/A	N/A	N/A	N/A (2)
Bonus earned	N/A	N/A	N/A	N/A	100%

(1)	Mr. Henley was promoted from VP and Controller to NVR Mortgage Finance, Inc. President in 2012. At the time of his promotion, his annual salary was increased to reflect the change in his duties. See 2012, 2011 and 2010 Compensation below.
(2)	Mr. Bredow was promoted to VP and Controller in 2012. Mr. Bredow was not an executive officer prior to his promotion.

In responding to the industry downturn, the above table demonstrates that we maintained fiscal discipline by having:

•	Frozen Mr. Saville’s salary at its 2006 level;

•	Awarded Mr. Seremet only one base salary increase in the last five years, and have frozen his salary at its 2008 level;

•	Waived, at their request, the 3.5% annual bonuses earned by Mssrs. Saville, Seremet and Henley in 2008, and the 5.8% annual bonuses earned by Mssrs. Saville and Seremet in 2011; and

•

Reduced the maximum bonus opportunity for 2009 by 50% for the named executive officers. Prior to 2012, 2009 was the only year since 2005 that we otherwise would have achieved the maximum bonus of 100% of base salary.

We have held the named executive officers’ total target annual cash compensation below the 50th percentile relative to comparable positions in other publicly traded companies within our industry. We have continued to place our focus relative to our annual bonus opportunity on maintaining profitability and generating sales.

As to the equity component of the named executive officers’ compensation, the long-term results depicted above are the reason we place the bulk of their compensation opportunity in periodic grants of long-term equity with a long-term vesting schedule. This helps ensure that the named executive officers are focused on driving the execution of our business strategies over a multi-year period to generate sustained success, and are not focused on short-term quarterly or annual achievements that may not build long-term shareholder value. We do not issue equity awards to executive officers annually. With the exception of grants made in 2012 due to promotions, we have only issued grants to our named executive officers once in the last three years under our on-going long term incentive program, the last time being May 2010 after our shareholders approved the 2010 Equity Incentive Plan.

We believe the issuance of long-term equity awards allows us to achieve two of our most important strategic objectives in addition to the goal of focusing the named executive officers on the creation of long-term shareholder value. First, it dramatically aids our retention efforts; as of December 31, 2012, Mr. Saville has been employed with NVR for 32 years, Mr. Seremet for 25 years, Mr. Henley for 18.5 years, and Mr. Bredow for 8.5 years. Second, each equity award ties the named executive officer to non-compete provisions that further protect our business interests.

General Compensation Philosophy and Objectives

Our philosophy for compensating our named executive officers is to place significant focus on, and reward achievement of, long-term objectives, which we believe is essential considering the cyclical nature of the industry in which we operate. The homebuilding industry exhibits peaks and troughs over a long-term period. Because we need to effectively manage our business over these lengthy time periods and during different stages of the homebuilding cycle and economic cycles, we believe that the majority of our named executive officers’ compensation should be based on accomplishing our long-term plans and objectives, and not on short-term quarterly or annual measures. We focus our named executive officers on long-term objectives over the entire cycle by limiting short-term cash compensation opportunities and emphasizing long-term earning opportunities through ownership of our common stock. Specifically, we have historically:

•

targeted and paid cash compensation to our named executive officers in amounts that we believe to be less than the 50th percentile relative to comparable positions in other publicly traded companies within our industry;

•

capped the annual cash bonus opportunity of our named executive officers at 100% of their base salary, and have not provided any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our annual business plan; and

•	issued our named executive officers periodic (though not annual) equity grants that vest over a long period of time.

A long-term equity interest in our company by our named executive officers is the major thrust of our philosophy. We believe that providing the majority of their compensation in the form of equity grants with a long-term vesting schedule is an effective way to align their interests with the creation of long-term shareholder value. Further, it assists us in retaining their services, and the services of all of our other management employees compensated in the same manner, over a long-term period. Additionally, each equity grant agreement contains non-compete provisions that protect our interests. Retention of our experienced management team, which includes our named executive officers, has been and will continue to be one of our key strategic goals in managing our business.

We also require our named executive officers to continuously own Common Stock with a market value of four to eight times their respective base salaries, depending on position. To encourage further equity ownership, we give each of our named executive officers, at their choice, the opportunity to defer salary and any earned annual bonus awards into our deferred compensation plan. All deferred amounts must be invested solely in our common stock and are paid out only after separation of service (see the Deferred Compensation Plans and Stock Holding Requirements discussions below). We believe that fostering a long-term focus through equity compensation and ownership effectively aligns our named executive officers’ interests with those of our shareholders.

Compensation Determination Process

Input of Management

Mr. Saville and our Senior Vice President of Human Resources make recommendations to the Compensation Committee with respect to the amount of each element of compensation paid to each named executive officer, other than Mr. Saville. These recommendations are partially based on salary information for comparable positions at other large, publicly traded homebuilding and mortgage companies, as well as Mr. Saville’s subjective assessment of each officer’s overall performance during the prior year. The Committee reviews this same salary information, as well as comparative financial measures (our financial and operating performance compared to information publicly available on our industry peers) and our overall financial strength for purposes of determining the compensation paid to Mr. Saville. Our Compensation Committee, which is comprised solely of independent members of the Board, has the final authority to determine the compensation of our named executive officers, and exercises such authority regardless of what recommendations are made or information they are provided by management.

Determining the Size of Equity Awards

When issuing the periodic equity grants (not promotion grants) under our equity plans to our named executive officers (or to any employee of our company), the Compensation Committee, with assistance from the compensation consultant engaged by the Committee, first establishes a dollar value of the total targeted compensation to be awarded by position. After determining the salary and annual bonus components for a particular year, these amounts are subtracted from the total targeted compensation for the year to derive the fair value that we want to transfer to the executive in the form of equity awards over the vesting period. On the date of grant, we divide that total equity award fair value dollar amount by the per share fair value, calculated using the Black Scholes option pricing model, to determine the number of stock options or restricted share units to award.

Although we consider this approach in determining the number of equity awards to issue to our named executive officers to be a reasoned approach using a formula that is based on a widely accepted option-pricing model, the ultimate value of the equity issued only becomes clear when they are exercised or vested, as applicable. Depending on our future stock price, any stock options may wind up being worthless, or worth much more than the fair value initially estimated. As a result, we do not consider realized or realizable gains from prior stock option grants when setting new grant amounts. We do not believe that it is a fair practice to offset current compensation by realized or unrealized stock option gains several years after the options have been issued. Our goal is that the actual gain realized on option exercise exceeds our initial estimate of fair value because gains in excess of the estimated fair value calculated on the grant date are also realized by all of our other shareholders that held our common stock over that time period. We believe that limiting potential upside on option gains does not provide an appropriate incentive for our named executive officers when focusing on long-term results, as our compensation philosophy dictates.

Use of External Consultants

In 2010, the Compensation Committee engaged Aon Hewitt to assist the Committee in formulating long term incentive plan strategies for certain of our employees, including our named executive officers, the result of which was the adoption of the 2010 Equity Incentive Plan. Aon

Hewitt’s analysis included a comparative analysis of the named executive officer base pay, annual incentive opportunities and long-term incentive compensation. To formulate the peer group data, Aon Hewitt reviewed publicly available information from our major competitors: Beazer Homes USA, Inc., D. R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, MDC Holdings, Meritage Homes Corporation, Pulte Corporation, Standard Pacific Corporation, The Ryland Group, and Toll Brothers, Inc.

Elements of Compensation

Base Salary

The following actions were taken by the Compensation Committee relative to the named executive officers’ base salaries for 2012:

•

Mr. Saville requested that the Committee freeze his salary at its 2006 level for the sixth consecutive year. The Committee granted this request, despite our industry-leading financial performance during the downturn and the fact that Mr. Saville’s base salary was below the 50th percentile of other CEO’s in the 2010 Aon Hewitt study peer group.

•

Mr. Saville recommended to the Committee that the salary of Mr. Seremet be frozen at its 2008 level. The Committee approved that request. At this frozen level, Mr. Seremet’s salary remained below the 50th percentile of other CFO’s in the 2010 Aon Hewitt study peer group.

•

Mr. Henley’s 2012 salary was increased by $8,000 to $248,000 effective April 1, 2012 while he was the Vice President and Controller. Mr. Henley was promoted to interim acting President of NVR Mortgage Finance, Inc. (“NVRM”) effective June 1, 2012 and was named the President of NVRM on a permanent basis effective October 1, 2012. The Committee increased Mr. Henley’s salary to $300,000 on June 1, 2012 and to $350,000 on October 1, 2012, which is consistent with the salary of Mr. Henley’s predecessor and less than the 50th percentile of comparable salaries within the 2010 Aon Hewitt study peer group.

•

Mr. Bredow was promoted to Vice President and Controller effective June 1, 2012 to replace Mr. Henley. The Committee set Mr. Bredow’s salary at $220,000, which is below the salary of Mr. Bredow’s predecessor and less than the 50th percentile of comparable salaries within the 2010 Aon Hewitt study peer group.

•	Mr. Saville recommended to the Committee that the salary of Mr. Goethe, who terminated employment with us effective July 31, 2012, be frozen at its 2010 level, which the Committee approved.

Annual Cash Bonus

General

The objective of the annual cash bonus portion of the total compensation package is to focus each of the named executive officers on the attainment of annual goals we believe are necessary to achieve our five-year business plan. These annual goals are consistent with the current year’s portion of our five-year business plan. The named executive officers’ annual incentive opportunity has historically been capped at 100% of base salary, regardless of whether the goals are exceeded, because of our overall compensation philosophy of limiting short-term cash compensation in favor of equity-based long-term incentive opportunities, which drives a long-term orientation. Thus, the maximum amount of bonus is earned once the preset performance targets based on the annual business plan are attained. The annual bonus is payable in cash, and may be deferred at the election of the named executive officer. See the Deferred Compensation Plans discussion below. The total target annual cash compensation for each of the named executive officers, comprised of base salary and the maximum annual incentive opportunity, is below the 50th percentile of comparable target total annual cash compensation contained within the 2010 Aon Hewitt study peer group.

The Compensation Committee has never exercised discretion to award bonuses in amounts higher than the amount calculated by our actual results relative to the preset performance target and attainment ranges. In 2008, for the first time ever, the Committee exercised negative discretion to reduce the amount of the annual bonus by agreeing to follow Mr. Saville’s recommendation to eliminate the annual incentive earned by the named executive officers. Mr. Saville’s request to eliminate the named executive officers’ 2008 earned annual incentive was based on our cost reduction efforts. The Committee exercised such negative discretion again in 2011 when agreeing to Mr. Saville’s recommendation to eliminate the 2011 annual incentive earned by Mssrs. Saville and Seremet consistent with our cost reduction efforts.

2012 Annual Bonus

For 2012, the Compensation Committee maintained the same annual bonus performance metrics used in 2011 for our named executive officers. The annual bonus opportunity in 2012 for Mssrs. Saville, Seremet, Henley and Bredow was based 80% upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% based on the number of new orders (net of cancellations) that we generated compared to our 2012 annual business plan. We believe that these measures provide a proper balance of focusing on current profitability while providing for longer-term growth.

Mssrs. Saville, Seremet, Henley and Bredow were to begin earning the consolidated pre-tax profit portion of their annual bonus award once the annual business plan was at least 80% attained (the “threshold”). The full amount of the consolidated pre-tax profit portion of their annual bonus award was to be earned ratably from 80% up to 100% achievement of the annual business plan. Mssrs. Saville, Seremet, Henley and Bredow were to begin earning the new orders unit portion of their annual bonus award once the annual business plan was at least 85% attained. The full amount of the new orders unit portion of their annual bonus award was to be earned ratably from 85% up to 100% achievement of the annual business plan. Mr. Goethe’s annual bonus performance metrics were the same as those of the other named executive officers except that his opportunity was subject to a pro-rata reduction, limited to a maximum of 20%, based on the internal audit results of the operations under his direct management.

Based on our 2012 results, Mssrs. Saville, Seremet, Henley and Bredow earned 100% of their maximum bonus opportunity of 100% of base salary. Mr. Goethe also earned 100% of his maximum bonus opportunity, reduced by 0.9% for internal audit results, of 100% of base salary for the portion of the year he was employed by us. For further details regarding the bonuses earned for 2012, and the performance metrics for the 2012 annual bonus, see the Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables below for the actual performance targets for 2012.

2013 Annual Bonus

For 2013, we are maintaining the same annual bonus performance metrics and the relative weight assigned to each metric for the named executive officers as existed in 2012. As in prior years, the capped feature is being maintained, thus achievement of results which exceed the business plan will not result in the payment of a bonus exceeding 100% of base salary. Mr. Henley’s 2013 bonus opportunity will be subject to a pro-rata reduction, limited to a maximum of 20%, based on the internal audit results of the operations under his direct management.

Equity-Based Compensation

2012 Equity Grants to the Named Executive Officers

The only equity grants made to executive officers in 2012 were to Mssrs. Bredow and Henley and were related to their promotions. The Committee granted 8,000 stock options to Mr. Bredow when he was promoted to Vice President and Controller on June 1, 2012. In addition, the Committee granted 10,000 stock options to Mr. Henley when he was promoted to President of NVRM on a permanent basis on October 1, 2012. The stock option grants to Mssrs. Bredow and Henley vest 25% on each of December 31, 2014, 2015, 2016 and 2017. These grants were made solely in connection with the promotions and reflect the increased responsibilities they assumed.

There were no equity grants made to Mssrs. Saville or Seremet in 2012.

Equity Grant Practices

We do not have a program, plan or practice in place to grant equity in coordination with the release of material non-public information. Our Compensation Committee has sole authority to grant equity to the named executive officers, and the grant date is the date of Compensation Committee approval of the awards. We grant equity once per month to new employees and newly promoted employees. The grant date for these awards is the first of the month following the new hire or promotion date (or the first of the second month if the new hire or promotion occurs after the 20th day of the month).

2013 and Beyond

As the housing market has started improving, the Committee has begun evaluating the cash compensation of the executive officers relative to other publicly traded companies within our industry. In late 2012, the Committee engaged Aon Hewitt to assist the Committee in reviewing our long term incentive plan strategies for certain of our employees, which includes an analysis of the annual salary, annual incentive opportunity and long-term incentive plan compensation available to our named executive officers as compared to our peer group. The purpose of this review is to ensure that the compensation of our executive officers remains competitive in the market, considering that our CEO’s annual salary has been frozen since 2006. As a result of this review, the annual base salaries of certain of our executive officers are being increased in April 2013. The Committee believes the increases are appropriate considering the performance of the Company and the management team during the housing downturn.

The Committee recognizes that the current outstanding equity grants for Mr. Saville and the majority of other key managers will be fully vested at the end of 2014. The Committee is evaluating potential long term incentive plan options to ensure that the named executive officers and other key managers are retained and incentivized as the housing market continues to improve. We believe that without an effective long term incentive plan, we are vulnerable to employee turnover as our competitors attempt to hire away our key managers. The Committee is considering various alternatives, which may include the issuance in 2013 of a portion of the remaining shares available under the 2010 Equity Plan to extend the term of the 2010 Plan.

We are also continuing our discussions with our shareholders regarding our compensation philosophies and practices. The Committee expects to continue evaluating and adjusting the components of the executive officers’ compensation as the housing market continues improving.

Stock Ownership Guidelines

To complete the linkage between the interests of our senior management with our shareholders, we adopted stock ownership guidelines in 2000. These guidelines require the named executive officers (and certain other members of senior management) to acquire and continuously hold a specified minimum level of our shares for so long as we employ them in their respective positions. The Board of Directors determined the holding requirements for the named executive officers based on a review of the publicly available stock holding policies for other publicly traded companies within our industry. Under our holding requirements, our named executive officers must acquire and hold shares with a total fair market value ranging from four- to eight-times their annual base salaries depending on position. For 2012, the holding requirements for each of the named executive officers were as follows:

Name	Base Salary	Factor	Dollar Holding Requirement
Paul C. Saville	$800,000	8	$6,400,000
Dennis M. Seremet	$475,000	6	$2,850,000
Robert W. Henley	$350,000	4	$1,400,000
Eugene J. Bredow	$220,000	4	$880,000

Any named executive officer who does not meet his requirement must retain 100% of the net common stock received upon the vesting of restricted share units and 50% of the net common stock received from option exercises until the holding requirement is attained. “Net common stock received” means the common stock received after the payment of the exercise price, if any, and the taxes withheld related to the vesting of the restricted share unit or the option exercise. All of the named executive officers are currently in compliance with our stock ownership guidelines.

Pledging/Hedging of NVR Stock

Our Board of Directors has adopted a policy that prohibits directors and named executive officers from hedging or pledging NVR stock that they own.

Personal Benefits

Our named executive officers are entitled to and eligible only for the same personal benefits for which all of our employees are eligible. Our healthcare and other insurance programs, including the program’s participation costs, are the same for all eligible employees. Our annual discretionary contribution to the NVR Employee Stock Ownership Plan, expressed as a percentage of eligible wages, and our NVR 401(k) matching contribution, is also the same for all eligible employees, subject to all applicable IRS contribution limits and formulas for plans of these types.

Deferred Compensation Arrangements

We have two deferred compensation plans. We provide deferred compensation plans for three reasons: i) to encourage ownership of our common stock in furtherance of our compensation philosophy, ii) to establish a vehicle whereby named executive officers may defer the receipt of salary and bonus that otherwise would be nondeductible for company tax purposes into a period where we would realize a tax deduction for the amounts paid (see below Tax Deductibility discussion), and iii) to enable our named executive officers, and other members of management, to acquire shares of our common stock on a pre-tax basis in order to more quickly meet, and maintain compliance with, the stock holding requirements described above. In addition, the structure of our deferred compensation plans effectively increases the stock holding requirements for certain of our named executive officers, and places the earned compensation “at-risk” during the executive officer’s deferral period.

The market value of a named executive officer’s deferred compensation accounts is not considered when setting their other current compensation. The compensation earned and deferred was already reviewed and analyzed based on the above-described compensation philosophy and policies at the time the compensation was earned. Had the executive officer instead elected to receive a payout of the compensation at the time it was earned, and then invested those amounts externally, we would have no knowledge of and would not have considered external investment experience when considering the amount by which we should compensate the executive officer. Thus, we do not believe it is either proper or necessary to consider the value of the executive officer’s deferred compensation account just because it is held in a plan we sponsor and is invested in our stock. In addition, had the amounts not been deferred but rather paid to the applicable named executive officer when earned (and not deferred until separation of service), we would have lost a substantial tax benefit that we will now receive as a result of the deferral. See the 2012 Non-Qualified Deferred Compensation Table and accompanying narrative below for additional information on our deferred compensation plans.

Change of Control and Severance Payments

Each of our named executive officers is party to an employment agreement with us pursuant to which the officer is entitled to severance payments upon certain termination events, including termination following a change in control. Generally, we do not believe that we should pay our named executive officers, or any other employee, any incremental compensation upon termination when the termination is either by choice or due to conduct that is potentially detrimental to NVR. Thus, we do not provide any of our named executive officers any incremental severance benefits, other than any amounts already earned and accrued at the date of termination, if the termination is voluntary (unless due to a change in control of NVR or retirement), including voluntary termination upon the election or appointment of a new Chairman and/or CEO, or for “Cause.”

We do not provide tax “gross ups” to our named executive officers in connection with any change in control or severance payment.

Change of Control Provisions

Change of control provisions applicable to our named executive officers are either “single trigger,” meaning that the change of control event alone triggers either a payment or an acceleration of certain rights, or “double trigger,” meaning that the change of control coupled with the officer’s termination from service within a certain period of time after the change of control triggers a payment or accelerated right.

The change of control provision in each applicable named executive officer’s employment agreement for the payment of severance is a double trigger. A double trigger for severance payments was selected because, unless the named executive officer’s employment is terminated after the change in control, the acquiring entity will continue to pay his salary and annual bonus, which are what the severance payment is intended to replace. See the Narrative Disclosures of Termination and Change of Control Payments discussion below for additional information on these severance payments.

The change of control provisions in the stock option agreements and the deferred compensation plans are single trigger, reflecting our intent that the named executive officers have the ability to vote those shares upon any proposed transaction, and to ensure that the named executive officers receive deferred compensation to which they are entitled.

Retirement and Severance Payments

Each of the employment agreements provides for a severance benefit of two months’ salary and two months’ pro-rated annual bonus upon the named executive officer’s termination due to death or disability. This amount reflects what we believe to be a modest transition for the executive or his family for termination events that are sudden and beyond the executive’s control. For Mssrs. Saville and Seremet, we provide severance benefits of 200% of base salary for terminations without cause or that are voluntary within one year after a change in control, and for Mssrs. Henley and Bredow, we provide severance benefits of 100% of base salary. These amounts reflect our belief that it is difficult for executive officers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control. We provide a severance benefit of 100% of base salary upon retirement for Mssrs. Saville, Seremet, Henley and Bredow. We consider the 100% payment a nominal reward for length of service given that we do not provide our executives defined benefit or supplemental executive retirement plans.

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking by placing the majority of our named executive officers’ compensation opportunity in periodic grants of equity with a long-term vesting schedule, capping the annual bonus opportunity at 100% of base salary and having significant stock ownership requirements for our named executive officers.

Accounting Impact and Tax Deductibility of Compensation

Accounting Impact

We accrue our named executive officers’ salaries and bonus awards as an expense when earned by the officer. For our fixed-price stock options and restricted share unit awards, the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), Topic 718, requires us to recognize compensation expense within our income statement for share-based payment arrangements, which includes employee equity compensation plans. Stock-based compensation expense when recognized is based on the grant-date fair value of the equity awards granted, and is recognized ratably over the requisite service period.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the named executive officers (other than our CFO) to $1 million unless such compensation qualifies as “performance-based compensation.” Among other things, Section 162(m) requires approval of the performance-based compensation by our shareholders. We have concluded that the adverse tax impact of paying salaries and bonuses to our CEO in excess of that limit was not significant enough to limit the salary and annual bonus amounts awarded. All of the compensation potentially earned by our named executive officers under our stock option plans qualifies as “performance based” under 162(m), except for grants issued under the 2000 Plan that are exercised while the named executive officer is an employee of NVR, which was not shareholder approved.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE

DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE

SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933

OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY

REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with NVR’s management; and

2.	Based on the review and discussion referred to in paragraph 1, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our 2013 proxy statement to be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

The undersigned, constituting all of the members of the Compensation Committee, have submitted this report to the Board of Directors.

Thomas D. Eckert (Chairman), David A. Preiser, W. Grady Rosier, John M. Toups and Paul W. Whetsell

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Paul C. Saville	2012	$800,000	—	—	$800,000	$10,500	$1,610,500
Principal Executive Officer	2011	$800,000	—	—	—	$7,850	$807,850
	2010	$800,000	$14,795,338	$14,795,325	$481,299	$7,850	$30,879,812

Dennis M. Seremet	2012	$475,000	—	—	$475,000	$10,500	$960,500
Principal Financial Officer	2011	$475,000	—	—	—	$7,850	$482,850
	2010	$475,000	$6,259,512	$6,259,581	$285,772	$7,850	$13,287,715

Robert W. Henley	2012	$288,833	—	$2,077,800	$288,833	$10,000	$2,665,466
President, NVR Mortgage (6)	2011	$237,750	—	—	$13,758	$7,350	$258,858
	2010	$228,250	$2,845,041	$2,845,334	$137,343	$7,350	$6,063,318

Eugene J. Bredow	2012	$205,740	—	$1,845,040	$205,740	$9,151	$2,265,671
Principal Accounting Officer (7)

Robert A. Goethe	2012	$204,167	—	—	$201,837	$200,500	$606,504
Former President, NVR Mortgage (8)	2011	$350,000	—	—	$19,745	$7,850	$377,595
	2010	$327,564	$568,727	$4,153,570	$327,564	$214,215	$5,591,640

(1)	The amounts disclosed represent the aggregate grant date fair value of restricted share unit grants made during 2010 in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value valuation for restricted share units is equal to the market value per share of NVR stock on the date of grant, which was $703.00 per share.
(2)	The amounts disclosed in 2010 for Mssrs. Saville, Seremet and Henley represent the aggregate grant date fair value of stock option grants made during the respective years in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value tranche-weighted assumptions for the 2010 grants are as follows: i) the estimated option life is 5.1 years, ii) the risk free interest rate was 2.4% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 37.5%, and iv) the estimated dividend yield is 0%.
(3)	The amount disclosed in 2010 for Mr. Goethe represents the aggregate grant date fair value of two stock option grants made during the year in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value tranche-weighted assumptions for the first 2010 grant are as follows: i) the estimated option life is 4.2 years, ii) the risk free interest rate was 2.0% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 39.0%, and iv) the estimated dividend yield is 0%. The fair value tranche-weighted assumptions for the second 2010 grant is as follows: i) the estimated option life is 5.1 years, ii) the risk free interest rate was 2.4% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 37.5%, and iv) the estimated dividend yield is 0%.
(4)	The amounts disclosed in 2012 for Mssrs. Bredow and Henley represent the aggregate grant date fair value of stock option grants made during the year in accordance with FASB ASC Topic 718, disregarding an estimate of forfeitures relating to service-based vesting conditions. The fair value tranche-weighted assumptions for Mr. Bredow’s June 2012 grant are as follows: i) the estimated option life is 5.0 years, ii) the risk free interest rate was 0.6% (based on U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 31.5%, and iv) the estimated dividend yield is 0%. The fair value tranche-weighted assumptions for Mr. Henley’s October 2012 grant are as follows: i) the estimated option life is 4.7 years, ii) the risk free interest rate was 0.6% (based on U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 27.4%, and iv) the estimated dividend yield is 0%.

(5)	The “all other compensation” includes amounts contributed by us on behalf of Mssrs. Saville, Seremet, Henley, Bredow and Goethe to our ESOP for the respective plan year, and where applicable, a $500 matching contribution made by us pursuant to our 401(K) plan. The amount disclosed in 2012 for Mr. Goethe includes $175,000 payable to Mr. Goethe in February 2013 pursuant to his employment agreement as a termination payment representing 50% of his base salary. The amount disclosed in 2012 for Mr. Goethe also includes $25,000 of outplacement assistance expenses paid pursuant to his employment agreement.
(6)	Effective on June 1, 2012, Mr. Henley was promoted from Principal Accounting Officer to the interim acting President of NVR Mortgage Finance, Inc. (“NVRM”). Effective October 1, 2012, Mr. Henley was named as the President of NVRM on a permanent basis.
(7)	Mr. Bredow succeeded Mr. Henley as the Principal Accounting Officer effective June 1, 2012. Because Mr. Bredow was not an executive officer prior to June 1, 2012, only 2012 compensation is reported.
(8)	On June 1, 2012, Mr. Goethe resigned as President of NVRM effective July 31, 2012.

2012 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)		All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards	Closing Price on Date of Grant	Grant Date Fair Value on Date of Grant
Name	Grant Date	Target	Maximum
Paul C. Saville (1)	02/22/12	$800,000	$800,000	—	—	—	—	—
Dennis M. Seremet (1)	02/22/12	$475,000	$475,000	—	—	—	—	—
Robert W. Henley (1)	02/22/12	$288,833	$288,833	—	—	—	—	—
Robert W. Henley (2)	10/01/12	—	—	—	10,000	$844.50	$843.29	$2,077,800
Eugene J. Bredow (1)	02/22/12	$205,740	$205,740	—	—	—	—	—
Eugene J. Bredow (3)	06/01/12	—	—	—	8,000	$804.80	$774.00	$1,845,040
Robert A. Goethe (1)	02/22/12	$204,167	$204,167	—	—	—	—	—

(1)	Amounts pertain to our 2012 annual bonus plan. See the Annual Cash Bonus section in our Compensation Discussion and Analysis above and the Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables below.
(2)	These options were granted on October 1, 2012, the effective date of Mr. Henley’s promotion to NVRM President on a permanent basis and consistent with the Compensation Committee’s approval. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. Pursuant to the stock options plans from which these grants were issued, market value is defined as the closing price of the underlying stock on the trading day immediately preceding the date of grant. See the Compensation Discussion and Analysis above and the Narrative Disclosure to Summary Compensation and Grants of Plan-based Awards Tables below.
(3)	These options were granted on June 1, 2012, the effective date of Mr. Bredow’s promotion to Principal Accounting Officer and consistent with the Compensation Committee’s approval. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. Pursuant to the stock options plans from which these grants were issued, market value is defined as the closing price of the underlying stock on the trading day immediately preceding the date of grant. See the Compensation Discussion and Analysis above and the Narrative Disclosure to Summary Compensation and Grants of Plan-based Awards Tables below.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreements

We employed Mssrs. Saville, Seremet, Henley and Bredow pursuant to employment agreements during 2012. Mr. Goethe was also employed pursuant to an employment agreement up to his resignation effective July 31, 2012. The agreements for Mssrs. Saville, Seremet, Henley and Goethe were entered into on January 2, 2011 and the agreement for Mr. Bredow was entered into on May 31, 2012. Mr. Henley’s agreement was amended on May 31, 2012 to reflect the change in Mr. Henley’s title and his minimum base salary. The employment agreements expire on January 1, 2016 (see further discussion below).

Other than the applicable named executive officers’ titles, minimum base salary amounts and NVR stock holding requirements, the material terms of the employment agreements that were in effect during 2012 are essentially the same and covered:

•	Minimum base salaries:

• Mr. Saville	$800,000
• Mr. Seremet	$475,000
• Mr. Henley	$300,000
• Mr. Bredow	$220,000
• Mr. Goethe	$350,000

•	Annual bonus eligibility up to 100% of base salary based on criteria determined by our Compensation Committee (see Compensation Discussion and Analysis – Annual Cash Bonus above);

•	Eligibility to participate in our benefit plans at identical participation costs offered to all of our employees eligible to participate in those plans;

•	Eligibility to have reasonable business expenses reimbursed, subject to reimbursement policies to which all of our employees are subject equally;

•	The requirement of a continuous NVR stock holding requirement, as set forth under the Stock Ownership Guidelines section of the Compensation Discussion and Analysis above;

•	Severance payments due under various termination scenarios (see Narrative Disclosure of Termination and Change of Control Payments below for additional information);

•	Covenants not to compete with us (see Narrative Disclosure of Termination and Change of Control Payments below for additional information); and

•	Indemnification to the executives during the performance of their duties to the fullest extent permitted by the laws of the Commonwealth of Virginia.

2012, 2011 and 2010 Compensation

Mssrs. Saville and Seremet were paid the same base salary in 2012 that they were paid in 2011 and 2010. Mr. Henley’s annual salary was increased to $300,000 when he was named interim acting President of NVRM on June 1, 2012 and subsequently increased to $350,000 on October 1, 2012 when he was named President of NVRM on a permanent basis. As Principal Accounting Officer, Mr. Henley’s 2012 salary was increased by $8,000 effective April 1, 2012. Mr. Bredow was named Principal Accounting Officer effective June 1, 2012 with an annual salary of $220,000. Mr. Goethe was paid the same base salary in 2012 up through his resignation on July 31, 2012 that he was paid in 2011 and 2010 (Mr. Goethe’s 2010 base salary of $350,000 was prorated from his January 25, 2010 employment commencement date).

For a discussion of the general terms and objectives behind our 2012 annual cash bonus plan, see Compensation Discussion and Analysis – Annual Cash Bonus above. The maximum bonus opportunity available for our named executive officers in 2012 was 100% of base salary. With respect to the specific performance targets established under the 2012 annual bonus plan, the consolidated pre-tax profit target at which 100% of the annual bonus was earned was $336,839,000, and the 80% threshold at which the annual bonus was to be ratably earned was $269,471,000. Our actual 2012 consolidated pre-tax profit was $380,102,000, which resulted in 100% of this portion being attained. The 2012 new orders target (net of cancellations) was 10,000 units, with the 85% threshold being 8,500 units. Our actual 2012 new orders were 10,954 units, resulting in 100% of this portion being attained. As a result, Mssrs. Saville, Seremet, Henley, Bredow and Goethe earned 100% of their maximum bonus, calculated as follows: (80% × 100%) + (20% × 100%). Mr. Goethe’s 2012 earned bonus was further reduced by 0.9% based on internal audit results of the operations under his direct management.

In 2011, Mssrs. Saville, Seremet, Henley and Goethe earned 5.8% of their maximum bonus opportunity. Mr. Goethe’s 2011 earned bonus was further reduced by 2.5% based on internal audit results of operations under his direct management. Mssrs. Saville and Seremet recommended to the Compensation Committee that no bonuses be paid to them for 2011, which the Committee approved. In 2010, Mssrs. Saville, Seremet and Henley earned 60.2% of their maximum bonus opportunity. Mr. Goethe was guaranteed a bonus in 2010 equal to 100% of his paid salary as an inducement to accept employment with us as the President of NVR Mortgage Finance, Inc.

In 2012, Mssrs. Henley and Bredow were granted fixed-priced stock options to purchase 10,000 and 8,000 shares, respectively, related to their promotions. There were no other equity grants issued to the named executive officers in 2012. There were no equity grants issued to any of the named executive officers in 2011. In 2010, Mssrs. Saville, Seremet, Henley and Goethe were granted fixed-price stock options to purchase 57,344; 24,261; 11,028 and 2,206 shares, respectively, and were also granted 21,046; 8,904; 4,047 and 809 restricted share units, respectively. Mr. Goethe was also granted 15,000 fixed-price stock options as an inducement to join NVR as the President of NVR Mortgage Finance, Inc. For further information see the Compensation Discussion and Analysis and also footnotes (1), (2), (3) and (4) to the 2012 Summary Compensation Table, and footnotes (b), (c) and (e) to the Outstanding Equity Awards at December 31, 2012 Table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Paul C. Saville:
2000 Option Plan (a)	25,000	—	$515.05	01/02/18
2000 Option Plan (b)	—	57,344	$703.00	05/10/20
Dennis M. Seremet:
2010 Equity Plan (b)	—	24,261	$703.00	05/10/20
Robert W. Henley:
2000 Option Plan (a)	6,000	—	$515.05	01/02/18
2000 Option Plan (b)	—	11,028	$703.00	05/10/20
2010 Equity Plan (c)	—	10,000	$844.50	09/30/22
Eugene J. Bredow
1998 Option Plan (d)	667	333	$505.37	04/30/19
2000 Option Plan (a)	1,275	—	$515.05	01/02/18
2000 Option Plan (b)	—	3,970	$703.00	05/10/20
2010 Equity Plan (e)	—	8,000	$804.80	05/31/22

(a)	These options were granted on January 3, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. The options vested on December 31, 2010, with vesting based solely on continued service in the capacity in which the grants were issued.
(b)	These options were granted on May 11, 2010. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. Fifty percent of the options vest on each of December 31, 2013 and 2014, with vesting based solely on continued service in the capacity in which the grants were issued.
(c)	These options were granted on October 1, 2012. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Twenty-five percent of the options vest on each of December 31, 2014, 2015, 2016 and 2017, with vesting based solely on continued service in the capacity in which the grants were issued.
(d)	These options were granted on May 1, 2009. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Thirty-three percent of the options vest on each of December 31, 2011, 2012 and 2013, with vesting based solely on continued service in the capacity in which the grants were issued.
(e)	These options were granted on June 1, 2012. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Twenty-five percent of the options vest on each of December 31, 2014, 2015, 2016 and 2017, with vesting based solely on continued service in the capacity in which the grants were issued.

2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Paul C. Saville	—	—	10,523	$9,681,160
Dennis M. Seremet	13,000	$3,644,664	4,452	$4,095,840
Robert W. Henley	—	—	2,024	$1,862,080
Eugene J. Bredow	1,000	$311,750	729	$670,680
Robert A. Goethe	3,750	$317,509	—	—

(1)	The value realized is calculated based on the difference between the market price of Common Stock on the date of exercise and the respective exercise price, multiplied by the number of options exercised.
(2)	The value realized is calculated by multiplying the number of shares vested by the closing price of Common Stock on December 31, 2012. Though vested at December 31, 2012, the shares were not issued to the respective named executive officers until January 28, 2013.

*********

2012 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($) (a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul C. Saville:
Plan 1 (b)	—	—	$24,776,622	—	$97,412,360
Plan 2 (c)	—	—	$181,759	—	$714,608
Dennis M. Seremet:
Plan 1 (d)	—	—	$9,483,318	—	$37,284,840
Robert W. Henley	—	—	—	—	—
Eugene J. Bredow	—	—	—	—	—
Robert A. Goethe	—	—	—	—	—

(a)	Represents unrealized earnings/(losses) of the market value of the Common Stock held in the respective officer’s deferred compensation account. We have never paid dividends.
(b)	Mr. Saville deferred a total of $15,995,411 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.
(c)	Mr. Saville deferred a total of $600,000 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.
(d)	Mr. Seremet deferred a total of $7,334,970 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

Narrative to the 2012 Non-Qualified Deferred Compensation Table

We have two deferred compensation plans, which we refer to as plans 1 and 2, respectively, for purposes of this discussion. Plan 1, which we adopted on December 15, 1999, was closed for new contributions effective December 31, 2004. Each of the named executive officers, solely at their election, may defer 100% of any earned salary or bonus into plan 2, which we adopted December 15, 2005. Stock option gains are prohibited by law from being deferred.

Amounts deferred are invested in a fixed number of shares of our common stock, which is purchased on the open market at fair market value. This is the only investment choice for the named executive officers. All amounts placed in the deferred compensation plan are amounts already due to the named executive officer; we do not make employer contributions to their accounts. Further, earnings on deferred amounts solely represent appreciation/(depreciation) of the market value of the NVR shares of common stock held. We do not provide for a minimum return or guarantee a minimum payout amount. These are “at risk” investments. The shares of our common stock held in each named executive officer’s account are distributed to the named executive officer upon expiration of the deferral period. The deferral period expires for Plan 1 at the named executive officer’s termination of employment, and expires for Plan 2 six months after the named executive officer’s termination of employment.

NARRATIVE DISCLOSURES OF TERMINATION AND CHANGE OF CONTROL PAYMENTS

Our named executive officers are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us. These payments and acceleration rights are contained within the executive officers’ employment agreements, employee stock option agreements and deferred compensation plan agreements.

Employment Agreements

As noted in the Narrative Disclosure to the Summary Compensation and Grants of Plan-Based Awards Tables, as of December 31, 2012, Mssrs. Saville, Seremet, Henley and Bredow were employed pursuant to employment agreements. The agreements cover the additional payments that would be due to these individuals in the following termination scenarios: 1) death, 2) disability, 3) retirement, 4) cause, 5) without cause, 6) voluntary, 7) voluntary within one year after a change in control, and 8) voluntary upon the election or appointment of a new Chairman and/or CEO accompanied by a change in business philosophy.

While Mr. Seremet is included in each of the tables below, Mr. Seremet retired from NVR effective February 19, 2013. As a result, Mr. Seremet will be paid a retirement separation benefit equal to one times his annual salary, which is $475,000. In addition, Mr. Seremet will be eligible for a pro rata portion of his 2013 annual bonus to the extent the performance targets are achieved.

Summarized below are the severance payments due under the various termination scenarios pursuant to the employment agreements.

Termination Events

•

Death or Disability. The applicable named executive officer is entitled to receive in a lump sum two months of his then annual base salary and accrued pro-rated annual bonus, assuming that the maximum of 100% of base salary is earned for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred. Assuming a December 31, 2012 termination event for death or disability, payments would be as follows:

Name	Total Due
Paul C. Saville	$266,667
Dennis M. Seremet	$158,333
Robert W. Henley	$116,667
Eugene J. Bredow	$73,333

•

Retirement. Upon retirement, the applicable named executive officer is entitled to receive, in a lump sum following six months from the date of retirement, an amount equal to either 100% or 50% of his then annual base salary, as applicable, and any accrued pro-rated annual bonus, to the extent that performance targets have been achieved and the annual bonus being paid at the same time that all of our other employees are paid their annual bonus. Assuming a December 31, 2012 termination event in connection with retirement, payments would be as follows:

Name	Total Due
Paul C. Saville	$800,000
Dennis M. Seremet	$475,000
Robert W. Henley	$175,000
Eugene J. Bredow	$110,000

•	Cause. The applicable named executive officers are not entitled to receive any payments after the date of termination for cause. Termination for “cause” is a termination due to:

•	the officer being convicted of any felony, other crime involving moral turpitude, or any crime or offense which results in his incarceration for more than three months;

•	gross misconduct in connection with the performance of his duties as described within the employment agreement; or

•	the officer materially breaching affirmative or negative covenants or undertakings described in the employment agreement, such as the agreement’s non-compete provisions.

•

Without cause. The applicable named executive officer is entitled to receive, in a lump sum following six months from the date of termination, an amount equal to 200% or 50% of his then annual base salary, as applicable, and any accrued pro-rated annual bonus, to the extent that performance targets have been achieved and the annual bonus being paid at the same time that all of our other employees are paid their annual bonus. In addition, we would provide the executive with up to $100,000 of outplacement services in the case of Mssrs. Saville and Seremet, and up to $50,000 in the case of Mssrs. Henley and Bredow. In connection with the termination of Mr. Goethe’s employment effective July 31, 2012, $401,837 was payable to him for his termination payment, accrued pro-rated annual bonus earned and outplacement assistance pursuant to his employment agreement. Assuming a December 31, 2012 termination event without cause, payments would be as follows:

Name	Total Due
Paul C. Saville	$1,700,000
Dennis M. Seremet	$1,050,000
Robert W. Henley	$225,000
Eugene J. Bredow	$160,000

•	Voluntary. The applicable named executive officer is not entitled to receive any payments after the date of termination.

•

Voluntary within one year after a change in control. The applicable named executive officer is entitled to receive, in a lump sum following six months from the date of termination, an amount equal to 200% or 50% of his then annual base salary, as applicable, and accrued pro-rated annual bonus assuming that 100% of the target bonus would have been paid for that year. A change of control means i) any person or group acquires 50% or more of the combined voting power of our voting stock, ii) substantially all of our assets are sold to another party, iii) we are liquidated or dissolved, or adopt a plan to do so, or iv) we are merged into another entity or we are taken private, and the executive officer experiences a significant reduction in responsibilities. Assuming a December 31, 2012 termination event in connection with a change in control, payments would be as follows:

Name	Total Due
Paul C. Saville	$2,400,000
Dennis M. Seremet	$1,425,000
Robert W. Henley	$525,000
Eugene J. Bredow	$330,000

•

Voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer. The applicable named executive officer is not entitled to receive any payments after the date of termination.

•

The employment agreements with Mssrs. Bredow and Henley were amended on February 19, 2013 by the Committee to increase the payments due them upon retirement, termination without cause or voluntary termination within one year after a change in control from 50% of annual base salary to 100% of annual base salary. In addition, the payment for outplacement services was also changed from $50,000 to $100,000. These changes were made to make the provisions in the employment agreements for Mssrs. Bredow and Henley more consistent with the provisions in Mr. Saville’s employment agreement.

Conditions to Receipt of Payment

The covenants within the employment agreements include non-compete provisions, including the prohibition from:

•	engaging, on the individual’s or another entity’s behalf in the homebuilding or mortgage businesses as an employee, greater than 1% owner, manager or otherwise;

•	inducing or attempting to induce any customers or potential customers from conducting business with us;

•	hiring or attempting to hire our employees; or

•	utilizing the services of or trying to acquire land, goods or services from any of our developers or subcontractors.

The periods that the non-compete provisions cover are as follows:

•	During their term of employment with us, the named executive officers are bound by the non-compete covenants at all times.

•	For one year after termination, the named executive officer is bound by the non-compete covenants if the termination was voluntary, due to retirement, for cause, or without cause.

•

The named executive officer is not bound by the non-compete covenants after their termination date if the termination was voluntary within one year after a change in control, or voluntary upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.

Stock Option and Restricted Share Unit Agreements

Each option agreement provides for the acceleration of vesting of all unvested options if we experience a “change in control” (as defined below). The accelerated vesting is based on a single trigger, meaning that the named executive officer does not need to terminate employment to receive the acceleration right. The “change of control” provisions within the named executive officers’ agreements are identical to the “change of control” provisions within the agreements for all other participants of the respective stock option plans. Generally, the “change of control” provision is triggered upon:

•	our merger, consolidation, reorganization or other business combination with one or more other entities in which we are not the surviving entity;

•	our selling substantially all of our assets to another entity; or

•	our experiencing any transaction resulting in any person or entity owning 50% or more of the total number of our voting shares.

Assuming we experienced a change of control on December 31, 2012, the market value realized on the accelerated stock options for each of the named executive officers would be as follows:

Name	Number of Stock Awards Accelerated (#)	Number of Options Accelerated (#)	Option Exercise Price ($)	Market Price of NVR Common Stock at 12/31/12 ($)	Per Share Intrinsic Value at 12/31/12 ($)	Market Value Realized on Acceleration ($)
Paul C. Saville:
2000 Option Plan	—	57,344	$703.00	$920.00	$217.00	$12,443,648

						$12,443,648
Dennis M. Seremet:
2010 Equity Plan	—	24,261	$703.00	$920.00	$217.00	$5,264,637

						$5,264,637
Robert W. Henley:
2000 Option Plan	—	11,028	$703.00	$920.00	$217.00	$2,393,076
2010 Equity Plan	—	10,000	$844.50	$920.00	$75.50	755,000

						$3,148,076
Eugene J. Bredow:
1998 Option Plan	—	333	$505.37	$920.00	$414.63	$138,072
2000 Option Plan	—	3,970	$703.00	$920.00	$217.00	861,490
2010 Equity Plan	—	8,000	$804.80	$920.00	$115.20	921,600

						$1,921,162

Deferred Compensation Plans

Under the deferred compensation plans (see the 2012 Non-Qualified Deferred Compensation Table above for more information on these plans), each named executive officer receives a lump sum distribution immediately if we experience a “change of control”, rather than receiving their account balance at separation of service. The “change of control” provisions within the deferred compensation plans are equally applicable to all participants within the plans.

•	Plan 1. Generally, the “change of control” provision is the same as the “change in control” provision set forth in our stock option agreements, as summarized above.

•

Plan 2. Generally, the “change of control” provision is triggered if (i) we experience any transaction resulting in any person or entity owning 50% or more of the total fair market value or total voting power of our shares, (ii) we experience any transaction resulting in any person or entity acquiring 35% or more of the total fair market value or total voting power of our shares during a 12-month period, (iii) a majority of our board of directors is replaced during any 12-month period by new directors not endorsed by a majority of our board of directors who were on our board immediately preceding the new appointments or elections, or (iv) we sell to another entity our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of our total assets.

Assuming a change of control under the deferred compensation plans at December 31, 2012, the market value of the accelerated account balances is presented in the 2012 Non-Qualified Deferred Compensation Table above.

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2012 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Dwight C. Schar	$37,200	—	—	$37,200
C. E. Andrews	$53,200	—	—	$53,200
Robert C. Butler	$58,000	—	—	$58,000
Timothy M. Donahue	$51,600	—	—	$51,600
Thomas D. Eckert	$46,800	—	—	$46,800
Alfred E. Festa	$53,200	—	—	$53,200
Manuel H. Johnson	$68,000	—	—	$68,000
Mel Martinez	$3,767	$455,319	$455,355	$914,441
William A. Moran	$37,200	—	—	$37,200
David A. Preiser	$51,600	—	—	$51,600
W. Grady Rosier	$51,600	—	—	$51,600
John M. Toups	$51,600	—	—	$51,600
Paul W. Whetsell	$51,600	—	—	$51,600

(1)	Board members are paid a $26,000 annual retainer. Mr. Johnson, the Audit Committee Chairman, is paid an additional annual retainer of $10,000 for serving in that capacity. Non-employee Board members are paid fees of $1,600 for each Board and Committee meeting attended. Mr. Martinez was appointed to the Board on December 1, 2012, and thus earned one-twelfth of the annual retainer plus applicable meeting fees for December 2012. Reasonable incidental travel and out-of-pocket business expenses are reimbursed as incurred in accordance with the policies to which all of our executive officers and employees are subject.

(2)	The amounts disclosed represent the aggregate grant date fair value of restricted share unit grants made to Mr. Martinez upon his appointment to the Board on December 1, 2012 in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value valuation for restricted share units is equal to the market value per share of NVR stock on the date of grant, which was $899.84 per share.
(3)	The amounts disclosed represent the aggregate grant date fair value of stock option grants made to Mr. Martinez upon his appointment to the Board on December 1, 2012 in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value tranche-weighted assumptions for the grant is as follows: i) the estimated option life is 5.5 years, ii) the risk free interest rate was 0.8% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 31.2%, and iv) the estimated dividend yield is 0%.

Narrative Disclosure to Director Compensation Table

The cash paid to our directors in the form of the $26,000 annual retainer and the $1,600 per meeting fee has not changed since 2000, other than increasing the Audit Committee Chairman’s annual retainer to $36,000, which occurred in 2003. When the last benchmarking analysis was prepared for our Board by Aon Hewitt in 2010, the average annual cash compensation paid to our Board was only slightly above the 25th percentile of director cash compensation when compared to a survey of director compensation for companies with revenue between $2.5 billion and $5.0 billion.

In 2010, upon the recommendation of the Compensation Committee, the Board adopted a Board compensation structure under which cash compensation levels were maintained and the annual long-term incentive plan (“LTIP”) component was increased. The LTIP component mirrors the LTIP approved for management, including the named executive officers, whereby 50% of any award value is payable in time-vested restricted share units, and the other 50% is payable in time-vested stock options. Upon being appointed to the Board on December 1, 2012, Mr. Martinez’s compensation package followed that structure. The grant date fair value of Mr. Martinez’s equity awards was consistent with the value of the awards issued to our existing Board members in 2010 and 2011.

The following table sets forth the outstanding stock option and restricted share unit awards for our directors at December 31, 2012:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Dwight C. Schar
2000 Option Plan (a)	—	28,672	$703.00	05/10/20	—	—
C. E. Andrews:
1998 Option Plan (b)	1,047	—	$637.10	05/05/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
Robert C. Butler:
1998 Option Plan (c)	434	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
Timothy M. Donahue:
1998 Option Plan (c)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
Thomas D. Eckert:
2010 Equity Plan (d)	—	2,035	$669.85	11/30/21	—	—
2010 Equity Plan (e)	—	—	—	—	680	$625,600
Alfred E. Festa:
1998 Option Plan (f)	1,592	—	$434.25	11/30/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
Manuel H. Johnson:
1998 Option Plan (c)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
Mel Martinez
2010 Equity Plan (g)	—	1,688	$899.84	11/30/22	—	—
2010 Equity Plan (h)	—	—	—	—	506	$465,520
William A. Moran:
1998 Option Plan (c)	434	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
David A. Preiser:
1998 Option Plan (c)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
W. Grady Rosier:
1998 Option Plan (f)	531	—	$434.25	11/30/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
John M. Toups:
1998 Option Plan (c)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—
Paul W. Whetsell:
1998 Option Plan (c)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	—	1,764	$703.00	05/10/20	—	—

(a)	These options were granted on May 11, 2010. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The options vest in fifty percent increments on each of December 31, 2013 and 2014, with vesting based solely upon continued services being provided as a director.
(b)	The options were granted on May 6, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Mr. Andrews received a grant of 1,047 options, which vested in one-third increments on each of December 31, 2010, 2011 and 2012, with vesting based solely upon continued services being provided as a director.
(c)	The options were granted on January 3, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 1,302 options, which vested in one-third increments on each of December 31, 2010, 2011 and 2012, with vesting based solely upon continued services being provided as a director.
(d)

The options were granted on December 1, 2011. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Mr. Eckert received a grant of 2,035 options, which vests in fifty-

percent increments on each of December 31, 2015 and 2016, with vesting based solely upon continued services being provided as a director.
(e)	These restricted share units were granted on December 1, 2011. They vest in fifty percent increments on each of December 31, 2013 and 2014, with vesting based solely upon continued services being provided as a director.
(f)	The options were granted on December 1, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 1,592 options, which vested in one-third increments on each of December 31, 2010, 2011 and 2012, with vesting based solely upon continued services being provided as a director.
(g)	These options were granted on December 1, 2012. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Mr. Martinez received a grant of 1,688 options, which vests in fifty-percent increments on each of December 31, 2016 and 2017, with vesting based solely upon continued services being provided as a director.
(h)	These restricted share units were granted on December 1, 2012. They vest in fifty percent increments on each of December 31, 2014 and 2015, with vesting based solely upon continued services being provided as a director.

Stock Holding Requirements

To further align the interests of our Board of Directors with our shareholders, we adopted stock ownership guidelines for directors in 2000. These guidelines require the members of our Board of Directors to acquire and continuously hold a specified minimum level of our shares for so long as they serve as directors. Under our holding requirements, Board members must acquire and hold shares with a total fair market value equal to five times the annual Board retainer fee, which is $130,000 for all of the Board members, with the exception of Mr. Johnson whose holding requirement is $180,000 due to his higher annual board retainer. Board members must satisfy the holding requirement within three years of first becoming subject to the holding requirements, and at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years. All members of our Board of Directors are in compliance with our stock ownership guidelines.

APPROVAL OF INDEPENDENT AUDITORS

(Proposal 2)

At the Annual Meeting, our Board of Directors will recommend shareholder ratification of the appointment of KPMG LLP as our independent auditor for the year 2013. KPMG LLP served as our independent auditor for the year 2012. If the appointment is not ratified, the Board will consider whether it should select another independent auditor. Representatives of KPMG LLP are expected to be present at the meeting to respond to shareholders’ questions and will have an opportunity to make a statement if they so desire.

Required Vote

The number of votes cast for the proposal must exceed the number of votes cast against the proposal for approval of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF KPMG LLP AS NVR’S INDEPENDENT AUDITOR FOR 2013.

DISCLOSURE OF FEES PAID OR INCURRED FOR KPMG LLP DURING THE YEARS ENDED DECEMBER 31:

	2012	2011
Audit fees:
Integrated audit of financial statements, internal controls over financial reporting and quarterly reviews	$650,100	$605,000
Comfort letters and consents	50,000	—
Reimbursable expenses	1,500	5,150

Total audit fees	701,600	610,150
Audit-related fees:
Employee benefit plan audit	40,000	40,000
Tax fees	—	—
All other fees	—	—

Total fees	$741,600	$650,150

The Audit Committee annually evaluates what types of audit and non-audit services (permitted by law) that, subject to certain limits, can be entered into with pre-approval authority granted by the Audit Committee and will grant that authority, if applicable, pursuant to an Audit Committee resolution. For the years 2012 and 2011, under separate authorizations applicable to each respective year, the Audit Committee delegated to our Chairman of the Audit Committee (the “Chairman”), CEO and CFO, together or separately, in our name and on our behalf, the authority, subject to individual cost limits, to engage KPMG LLP to perform 1) accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards, 2) accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to our transactions, and 3) SEC registration statement comfort letters and consents, together in an aggregate amount for all services not to exceed 50% of the annual audit fee, provided that the Chairman, the CEO and CFO reported any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting. During 2012, $50,000 of fees related to a comfort letter and consent were paid pursuant to the delegated authority granted by the Audit Committee. All fees incurred during 2011 were approved directly by our Audit Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 3)

Pursuant to the requirements of the Wall Street Reform and Consumer Protection Act, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the compensation paid to the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentations. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. We are currently holding “say on pay” advisory votes on an annual basis. The next shareholder advisory vote will be held at the Annual Shareholders Meeting in May 2014.

We actively monitor our executive compensation practices in light of the industries in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing us the tools to attract and retain the best talent. As discussed in the Compensation Discussion and Analysis included in this proxy statement, we believe that our executive compensation program properly links executive compensation to our performance and aligns the interests of our executive officers with those of our shareholders. For example:

•

We pay cash compensation to our named executive officers in amounts that we believe to be lower than cash compensation paid to comparable positions in other publicly traded companies within our industry.

•

We cap the annual cash bonus opportunity of our named executive officers at 100% of their base salary, and have not provided any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our business plan.

•	We place a substantial portion of total direct compensation to our executive officers at risk in the form of stock-based awards that vest over a long-term period.

•	Our named executive officers must achieve and maintain a designated level of ownership in NVR stock.

Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to NVR’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures, is hereby APPROVED.”

Although this vote is advisory and is not binding on NVR, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. For the advisory resolution to be approved, the number of votes cast “FOR” the resolution must exceed the votes cast “AGAINST” the resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE FORGOING RESOLUTION.

SHAREHOLDER PROPOSALS

Shareholder proposals that are intended by a shareholder to be included in our proxy statement for our next annual meeting of shareholders pursuant to Rule 14a-8 of the SEC must be received in the office of NVR’s Secretary no later than November 25, 2013. Shareholder proposals that are not submitted for inclusion in our proxy statement pursuant to Rule 14a-8, but that one or more shareholders intend to propose for consideration at our next annual meeting, must be submitted to the office of NVR’s Secretary no earlier than November 25, 2013 and no later than December 25, 2013 and must otherwise comply with the conditions set forth in Section 2.04 of our bylaws (or, the case of director nominations, Section 3.03 of our Bylaws). Any shareholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting.

OTHER MATTERS

Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.

Our Annual Report on Form 10-K for 2012, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material. A complete list of the shareholders of record entitled to vote at our Annual Meeting will be open and available for examination by any shareholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at our offices at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, from April 22, 2013 through May 6, 2013 and at the time and place of the Annual Meeting.

Copies of our most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which we are required to file with the SEC will be provided in print without charge upon the written request of any shareholder. Such requests may be sent to Investor Relations, NVR, Inc., 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190. Our SEC filings are also available to the public from our website at http://www.nvrinc.com, and the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel

Reston, Virginia

March 25, 2013

Appendix A

NVR, INC.

Nominating Committee Policies and Procedures for the Consideration of

Board of Director Candidates

The following amended and restated policies and procedures were adopted by the NVR, Inc. (the “Company”) Nominating Committee (the “Committee”) on February 19, 2013:

I.	Policy Regarding Director Candidates Recommended by Security Holders.

A. The Company will consider all director candidates recommended by shareholders owning at least 5% of the Company’s outstanding shares at all times during the preceding year that meet the qualifications established by the Board of Directors (the “Board”).

II.	Director Minimum Qualifications.

A.	Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to the Company of the director nominee’s respective skills and experience, which must be complementary to the skills and experience of the other members of the Board;

B.	A substantial majority of the Board shall be independent as defined by the applicable exchange on which the Company’s shares are listed. The Audit, Compensation, Corporate Governance, Nominating and Qualified Legal Compliance Committees will be comprised solely of independent directors who shall satisfy any independence requirements applicable to members of such committees under federal securities laws and the rules of the exchange on which the Company’s securities are listed;

C.	Director nominees must possess a general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today’s business environment, and an understanding of the Company’s business on an operational level;

D.	Each director may be assigned committee responsibilities. A director nominee’s educational and professional backgrounds must be consistent with the director nominee’s committee assignment (e.g., director nominees who will be assigned to the Audit Committee must be financially literate as defined within the Company’s Audit Committee Charter);

E.	Director nominees must demonstrate a willingness to devote the appropriate time to fulfilling Board duties;

F.	Director nominees shall not represent a special interest or special interest group whose agenda is inconsistent with the Company’s goals and objectives or whose approach and methods are inconsistent with what the Board believes is in the best interest of the Company’s shareholders; and

G.	Director nominees shall not be a distraction to the Board, nor shall a director nominee be disruptive to the achievement of the Company’s business mission, goals and objectives.

III.	Procedures for Consideration of Security Holder Nominations.

A.

Security holder nominations must include ALL of the information described in paragraphs C. through H. below and must be received in its entirety by the 120th calendar day before the date of the company’s proxy statement released to security holders in connection with the previous year’s annual meeting to be considered for the next scheduled annual meeting of shareholders;

B.	Security holder nominations must be in writing and submitted via registered mail or overnight delivery service to the Nominating Committee Chairman at the Company’s corporate headquarters’ address;

C.	Supporting documentation must be submitted that allows the Nominating Committee to verify ownership of not less than 5% of the Company’s outstanding shares at all times during the immediately preceding year;

D.	The shareholder must submit an affidavit from the director nominee stating that if elected, the director nominee is willing and able to serve on the Company’s Board for the full term to which the director nominee would be elected. The affidavit must also acknowledge that the director nominee is aware of, has read and understands the Company’s Code of Ethics, Standards of Business Conduct, Corporate Governance Guidelines, and Board of Director Committee Charters (collectively, the “Corporate Governance Documents”), and further that the director nominee acknowledges that, if elected, the director nominee is subject to and will abide by the Corporate Governance Documents;

E.	The director nominee must submit a signed independence questionnaire. This questionnaire shall be distributed to the director nominee upon receipt of a properly delivered security holder director nomination request, and must be returned within five days of receipt via registered mail or overnight delivery service to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

F.	The shareholder must submit documentation as to the director nominee’s qualifications, which at a minimum must include:

1.	A complete biography;

2.	Full employment history, including current primary occupation;

3.	A signed consent form and waiver authorizing the Company to perform a full background investigation of the director nominee, including criminal and credit history, from a security firm acceptable to the Company in its sole discretion, an original report of which must be sent directly from the security firm to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

4.	Documentation of educational levels attained, complete with official transcripts issued directly by the educational institution and sent directly from the educational institution to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee. The Nominating Committee may waive this requirement if the security firm performing the background investigation verifies that the director nominee completed the educational levels indicated by the director nominee;

5.	Disclosure of all special interests and all political and organizational affiliations; and

6.	A complete list of clients if the director nominee is a consultant, attorney or other professional service provider;

G.	The shareholder must submit any additional information required to be included in the Company’s proxy statement for director nominees which determination will be made by the Company in its sole and absolute discretion (including, without limitation, information regarding business experience, involvement in legal proceedings, security ownership and transactions with the Company or management); and

H.	The information submitted by the security holder must include relevant contact information (e.g., address, phone numbers) for the submitting shareholder and the director nominee.

IV.	Identification and Evaluation of Director Candidates.

A.	For directors standing for reelection, the Nominating Committee may consider:

1.	The general qualifications as noted above;

2.	The director’s attendance at Board and Committee meetings; and

3.	The director’s participation and contributions to Board activities.

B.	The Nominating Committee may consider the following when identifying and evaluating an individual who is not currently a Company director:

1.	Use of outside executive search firms or referrals, as appropriate; and

2.	Consideration of the Company’s minimum director qualifications as noted above in light of the specific qualifications possessed by the individual being considered; and

C.	Regardless of the source of the nomination, individuals being considered for nomination to the Company’s Board, who are not currently directors, must provide to the Company the information described in Section III, paragraphs D – H.

NVR

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

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DESIGNATION (IF ANY)

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain

01 - C. E. Andrews 06 - Ed Grier 10 - David A. Preiser

02 - Robert C. Butler 07 - Manuel H. Johnson 11 - W. Grady Rosier

03 - Timothy M. Donahue 08 - Mel Martinez 12 - Dwight C. Schar

04 - Thomas D. Eckert 09 - William A. Moran 13 - Paul W. Whetsell

05 - Alfred E. Festa

For Against Abstain

2. Ratification of appointment of KPMG LLP as independent auditors for the year ending December 31, 2013.

3. Say on Pay – An advisory vote on the approval of executive compensation.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below Signature 1 – Please keep signature within the box. Signature 2 – Please signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — NVR, Inc.

Proxy for the Annual Meeting of Shareholders — May 7, 2013

Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to Be Held on May 7, 2013:

• The Proxy Statement and 2012 Annual Report are available at the following website address: www.edocumentview.com/nvr

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James M. Sack, Daniel D. Malzahn and Eugene J. Bredow, or any of them, as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NVR, Inc. held of record by the undersigned on March 8, 2013 at the Annual Meeting of Shareholders to be held at NVR’s Corporate Headquarters, 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190, on Tuesday, May 7, 2013 at 11:30 A.M. and at any adjournments or postponements thereof.

If there are shares allocated to the undersigned in the NVR, Inc. Profit Sharing Trust Plan or the Employee Stock Ownership Plan, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse of this card. Shares for which no voting instructions are received by May 2, 2013 will be voted by the Trustee in the same proportion as all other shares for which the Trustee has received voting instructions.

This proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted FOR the election of thirteen nominees for director, FOR the ratification of appointment of KPMG LLP as independent auditors for the year ending December 31, 2013 and FOR the advisory vote on the approval of executive compensation.

The Board of Directors knows of no other business that will be presented at the meeting. If, however, other matters are properly presented, the designated proxies will vote the shares represented thereby in accordance with the recommendation of the Board as to such matters, or if no recommendation is made by the Board, then in accordance with such person’s best judgment pursuant to the authority granted in the proxy.

C Non-Voting Items

Change of Address — Please print new address below.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE